++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SHALL NOT CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY + +SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR + +SALE WOULD BE UNLAWFUL PRIOR TO QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 27, 1996

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 17, 1993)

                                    $

                      [DELTA AIRLINES LOGO APPEARS HERE]


                            1996 PASS THROUGH TRUSTS

                   1996 PASS THROUGH CERTIFICATES, SERIES A1
                   1996 PASS THROUGH CERTIFICATES, SERIES A2

                                 -------------

  The Pass Through Certificates offered hereby consist of Delta Air Lines 1996
Pass Through Certificates, Series A1 in the aggregate amount of $          ,
and Delta Air Lines 1996 Pass Through Certificates, Series A2 in the aggregate
amount of $          , which will represent fractional undivided interests in
the Delta Air Lines Pass Through Trust, 1996-A1 and the Delta Air Lines Pass Through Trust, 1996-A2, respectively. Each Pass Through Trust will be formed pursuant to the Pass Through Agreement between Delta Air Lines, Inc. and The Bank of New York, not in its individual capacity but solely as the Pass Through Trustee under such Pass Through Trust and a related Series Supplement. The property of each Pass Through Trust will consist of one Equipment Trust Certificate from two separate series of Equipment Trust Certificates being issued to refund the outstanding loan certificate issued by an Owner Trust in connection with a prior refinancing of the purchase by the Owner Trust of one McDonnell Douglas MD-11 aircraft (the "Aircraft"). The Aircraft was leased to Delta by the Owner Trustee at the time of such purchase. Two Equipment Trust Certificates, each of which will have a different principal amount, interest rate, maturity date and schedule of principal payments, will be issued under the Indenture as nonrecourse obligations of Wilmington Trust Company, acting not in its individual capacity but solely as Owner Trustee of the Owner Trust.
                                                   (continued on following page)
                                                   -----------------------------

  NO EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR INDIVIDUAL RETIREMENT ACCOUNT OR EMPLOYEE BENEFIT PLAN SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"; SUCH PLANS ARE HEREINAFTER COLLECTIVELY REFERRED TO AS AN "ERISA PLAN"), MAY ACQUIRE OR HOLD THE PASS THROUGH CERTIFICATES. CERTAIN GOVERNMENTAL AND NON-ELECTING CHURCH PLANS, HOWEVER, ARE NOT SUBJECT TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE AND, THEREFORE, MAY INVEST IN THE PASS THROUGH CERTIFICATES. THE PURCHASE BY ANY PERSON OF ANY PASS THROUGH CERTIFICATE CONSTITUTES A REPRESENTATION BY SUCH PERSON TO DELTA, THE OWNER PARTICIPANT, THE OWNER TRUSTEE, THE INDENTURE TRUSTEE AND THE PASS THROUGH TRUSTEE THAT SUCH PERSON IS NOT AN ERISA PLAN AND SUCH PERSON IS NOT ACQUIRING, AND HAS NOT ACQUIRED, SUCH PASS THROUGH CERTIFICATE WITH ASSETS OF AN ERISA PLAN. SEE "PROSPECTUS SUMMARY -- THE OFFERING -- ERISA CONSIDERATIONS."
  Prior to their issuance there has been no market for the Pass Through Certificates and there can be no assurance that one will develop. See "Underwriting" in this Prospectus Supplement.

                                 -------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                       PROCEEDS TO
                               FINAL               APPLICABLE                              THE
                            DISTRIBUTION AGGREGATE  INTEREST  PRICE TO  DISCOUNTS AND PASS THROUGH
  PASS THROUGH CERTIFICATES     DATE      AMOUNT      RATE    PUBLIC(1) COMMISSION(2) TRUSTEE(1)(2)
---------------------------------------------------------------------------------------------------
         Series A1                        $              %       100%          %           100%
         Series A2                                               100                       100
---------------------------------------------------------------------------------------------------
   Total..............                    $                   $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
-----
(1) Plus accrued interest, if any, at the applicable rate from the date of issuance of such Pass Through Certificate.
(2) A portion of the underwriting commissions and certain other expenses
    relating to the offering estimated at $    will be paid by the Owner
    Participant, while the remainder of the underwriting commissions and
    certain other expenses relating to the offering estimated at $    will be
    paid by Delta. All of the proceeds from the sale of the Pass Through Certificates will be used to purchase the Equipment Trust Certificates from the Owner Trustee on behalf of the Owner Trust. Delta has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                                 -------------

  The Pass Through Certificates are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part. It is expected that delivery of the Pass Through Certificates will be made in New York, New York against payment therefor in immediately available funds on or about March , 1996.

                                 -------------


MERRILL LYNCH & CO.                                         GOLDMAN, SACHS & CO.
                                 -------------

          The date of this Prospectus Supplement is February  , 1996.

(continued from previous page)

  For each Pass Through Trust, the Equipment Trust Certificate purchased by the Pass Through Trustee will have an interest rate equal to the rate applicable to the Pass Through Certificates of such Pass Through Trust as set forth on the cover of this Prospectus Supplement, and will have a maturity date on or before the final distribution date for such Pass Through Trust.

  Interest paid on the Equipment Trust Certificate held in each Pass Through Trust will be passed through to the related Certificateholders on each April 11 and October 11, commencing on April 11, 1996, at the rate per annum set forth on the cover of this Prospectus Supplement for the related Pass Through Certificates, until the final distribution date for such Pass Through Trust. Principal paid on the Equipment Trust Certificate held in each Pass Through Trust through mandatory sinking fund redemptions will be passed through to the related Certificateholders in scheduled amounts on April 11 or October 11, or
both, of each year, commencing on       , for the Series A1 Pass Through
Certificates, and commencing on        , for the Series A2 Pass Through
Certificates, until the final distribution date for such Pass Through Trust.

  Prior to the maturity thereof, the Equipment Trust Certificates may be purchased at the direction of the Owner Participant, and the Equipment Trust Certificates may be redeemed by the Owner Trustee, under the circumstances and at the prices described in this Prospectus Supplement under "Description of the Equipment Trust Certificates -- Redemption or Purchase of Equipment Trust Certificates." Any such purchase or redemption would result in an early distribution of principal paid in respect of the Pass Through Certificates.

                             ---------------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PASS THROUGH CERTIFICATES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN ANY OVER-THE-COUNTER MARKET OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following is a summary of more detailed information contained elsewhere
  ---------------------------------------------------------------------------
in this Prospectus Supplement and the accompanying Prospectus (the
------------------------------------------------------------------
"Prospectus") and should be read only in conjunction with this Prospectus
-------------------------------------------------------------------------
Supplement and the Prospectus.
------------------------------

                                  THE COMPANY

  Delta Air Lines, Inc. ("Delta" or the "Company") is a major air carrier engaged in domestic, overseas and foreign air transportation. As of February 1, 1996, Delta provided regularly scheduled service to 152 cities in the United States, Puerto Rico and the U.S. Virgin Islands, and to 44 cities abroad. For a discussion of recent operating results and developments affecting Delta, see "Recent Results and Developments" in the Prospectus and in this Prospectus Supplement.

                                  THE OFFERING

GLOSSARY............  A Glossary of certain of the significant defined terms used in this Prospectus Supplement is included as an Ap-pendix at the end of this Prospectus Supplement.

DIAGRAM OF            A Diagram of Payments illustrating certain of the payment
 PAYMENTS...........  flows in the Pass Through Trust structure is included following this Summary.

THE OFFERING........  The Pass Through Certificates offered hereby consist of
                      Delta Air Lines 1996 Pass Through Certificates, Series A1 (the "Series A1 Pass Through Certificates") in the aggre-
                      gate amount of $     , and Delta Air Lines 1996 Pass
                      Through Certificates, Series A2 (the "Series A2 Pass Through Certificates") in the aggregate amount of $
                      (each such series of Pass Through Certificates is a "Se-ries" and the Pass Through Certificates of each Series and of all such Series, collectively, are the "Pass Through Certificates"), to be issued by Delta Air Lines Pass Through Trust, 1996-A1, and Delta Air Lines Pass Through Trust, 1996-A2, respectively (each a "Pass Through Trust"), which will be formed pursuant to the Pass Through Trust Agreement dated as of August 1, 1992 (the "Pass Through Agreement") and Series Supplement 1996-A1 or Series Supplement 1996-A2 (each a "Series Sup-plement"), as the case may be, in each case between Delta and The Bank of New York, not in its individual capacity but solely as successor pass through trustee under each such Pass Through Trust (the "Pass Through Trustee") for the benefit of the registered holders (the "Certificateholders") of the related Series of Pass Through Certificates. Each Pass Through Certificate will represent a fractional undivided interest in the related Pass Through Trust.

TRUST PROPERTY......  The property held in each Pass Through Trust (the "Trust
                      Property") will consist of one equipment trust certifi-cate (each, an "Equipment Trust Certificate") from two separate series of Equipment Trust Certificates being is-sued as nonrecourse obligations by the Owner Trustee to refinance the debt portion of the purchase price paid by the Owner Trustee on behalf of an Owner Trust for one Mc-Donnell Douglas MD-11 aircraft that was leased to Delta in a leveraged lease transaction. Each Pass Through Trust will hold one Equipment Trust Certificate with an inter-est rate equal to the rate applicable to the Pass Through Certificates of such Pass Through Trust as set forth on the cover of this Pros-pectus Supplement, and with a maturity date on or before the final distribution date for such Pass Through Trust. For each Pass Through Trust, the principal amount of the Equipment Trust Certificate held in such Pass Through Trust will equal the aggregate amount of the related se-ries of Pass Through Certificates.

DENOMINATIONS.......  The Pass Through Certificates of each Pass Through Trust will be issued in fully registered form without coupons in minimum original denominations of $1,000 or any inte-gral multiple of $1,000 in excess thereof.

REGULAR
 DISTRIBUTION
 DATES..............  April 11 and October 11, commencing on April 11, 1996.

SPECIAL
 DISTRIBUTION
 DATES..............  The 11th day of any month.

RECORD DATES........  March 27 and September 26 for the respective Regular Dis-
                      tribution Dates and, for any Special Distribution Date, the fifteenth day preceding such Special Distribution Date.

DISTRIBUTIONS OF
 SCHEDULED
 PAYMENTS...........  Payments of interest on the Equipment Trust Certificate held in each Pass Through Trust are scheduled to be re-ceived by the Pass Through Trustee on each April 11 and October 11, commencing on April 11, 1996, and are to be distributed to the related Certificateholders on the cor-responding Regular Distribution Dates. Interest on the Equipment Trust Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

                      Payments of principal on the Equipment Trust Certificates through mandatory sinking fund redemptions are scheduled to be received in specified amounts on April 11 or Octo-
                      ber 11, or both, of each year, commencing on      , in
                      the case of the Pass Through Trust relating to the Series A1 Pass Through Certificates, and commencing on , in the case of the Pass Through Trust relating to the Series A2 Pass Through Certificates, and are to be distributed to the related Certificateholders on the corresponding Regular Distribution Dates. Such scheduled payments of principal of, and interest on, the Equipment Trust Cer-tificates are referred to herein as "Scheduled Payments."

DISTRIBUTIONS OF
 SPECIAL PAYMENTS...  For any Pass Through Trust, any payments other than
                      Scheduled Payments received by the Pass Through Trustee on the Equipment Trust Certificate held in such Pass Through Trust, and any other amounts described in the definition of "Special Payments" in the Glossary, will be distributed on a Special Distribution Date after notice from the Pass Through Trustee to the related Certificateholders.

METHOD OF
 DISTRIBUTION.......  Distributions by the Pass Through Trustee to the related
                      Certificateholders, other than the final distribution, will be made by check mailed to each such Certificateholder of record on the applicable record date at its address appearing on the related register. The fi-nal distribution with respect to the Pass Through Certif-icates of any Pass Through Trust will be made only upon surrender and presentation thereof at the office or agency of the Pass Through Trustee. See "Description of the Pass Through Certificates -- Payments and Distribu-tions" in the Prospectus.

EQUIPMENT TRUST
 CERTIFICATES:
 REDEMPTION OR
 PURCHASE WITH
 PREMIUM............  Without the consent of the holders of the Equipment Trust
                      Certificates, the Equipment Trust Certificates (i) may, upon a request from Delta to the Owner Trustee and sub-ject to the rights of the Owner Participant pursuant to
                      Section 20 of the Participation Agreement, be redeemed in whole, but not in part, at any time, (ii) shall be re-deemed in whole, but not in part, on the 11th day of any month that occurs after the end of the Recapture Period, in connection with a voluntary termination of such Lease because the Aircraft has become obsolete or surplus to Delta's requirements, (iii) shall be redeemed in whole, but not in part, at the request of the Owner Trustee if the Owner Participant has declared an Event of Loss pur-suant to the last paragraph of Section 6(b) of the Par-ticipation Agreement, upon its incurring any value added tax on the Aircraft or the Rent not indemnified under such Section 6(b) and which the Owner Participant judges to be burdensome to the Owner Participant and (iv) shall be redeemed in whole, but not in part, at Delta's request pursuant to Section 16(b) of the Participation Agreement upon a merger or consolidation of the Owner Participant in which the resulting corporation is an airline (of the type described therein), at a redemption price equal to the outstanding principal amount of such Equipment Trust Certificates plus accrued interest and a premium, if any. Such premium, if any, with respect to each Equipment Trust Certificate will be in an amount sufficient, when added to the principal repaid, to provide an amount upon redemption that, if invested in U.S. Treasury securities with maturities comparable to the Remaining Weighted Av-erage Life of such Equipment Trust Certificate, would preserve the pretax coupon yield of such Equipment Trust Certificate.

                      In addition, the Equipment Trust Certificates will be redeemable or subject to purchase at the direction of the Owner Participant in whole, but not in part, at any time at a price equal to the outstanding principal amount of such Equipment Trust Certificates plus accrued interest and a premium, if any (calculated as described above), if a Lease Event of Default under the Lease has occurred and has continued for not more than 180 days and the Equipment Trust Certificates have not been accelerated.

                      See "Description of the Equipment Trust Certificates --
                       The Lease --Purchase Options" and " -- The Participation
                      Agreement" herein for discussions of redemptions with a premium in connection with Delta's exercise of certain options or elections relating to the purchase of the Air-craft under certain circumstances.

EQUIPMENT TRUST
 CERTIFICATES:
 REDEMPTION OR
 PURCHASE WITHOUT
 PREMIUM............  The Equipment Trust Certificates will be redeemable in whole, but not in part, at any time at a price equal to the outstanding principal amount of such Equipment Trust Certificates plus accrued interest, but without premium, upon the occurrence of an Event of Loss with respect to the Aircraft if the Aircraft is not replaced by Delta un-der the Lease.

                      In addition, the Equipment Trust Certificates will be re-deemable or subject to purchase at the direction of the Owner Participant in whole, but not in part, at any time at a price equal to the outstanding principal amount of such

                      Equipment Trust Certificates plus accrued interest, but without premium, if (i) a Lease Event of Default under the Lease has occurred and has continued for at least 180 days and the Equipment Trust Certificates have not been accelerated or (ii) such Equipment Trust Certificates have been accelerated.

EQUIPMENT TRUST
 CERTIFICATES:
 SECURITY...........  The principal amount of the Equipment Trust Certificates, premium, if any, and interest thereon will be secured by a security interest in the Aircraft and an assignment to the Indenture Trustee of certain of the Owner Trustee's rights under the Lease, including the right to receive rental payments, subject to certain exceptions, payable by Delta in respect of the Aircraft. See "Description of the Equipment Trust Certificates -- Security" in the Pro-spectus.

                      Although the Equipment Trust Certificates will not be ob-ligations of, or guaranteed by, Delta, the amounts uncon-ditionally payable by Delta under the Lease will be suf-ficient to pay in full when due all principal of, premi-um, if any, and interest on the Equipment Trust Certifi-cates.

THE PASS THROUGH
 TRUSTEE; THE
 INDENTURE TRUSTEE..  The Bank of New York will be the Pass Through Trustee for each Pass Through Trust and will be the Paying Agent, Au-thenticating Agent and Registrar for the Pass Through Certificates. In addition, The Bank of New York will be the Indenture Trustee under the Indenture pursuant to which the Equipment Trust Certificates will be issued. See "Description of the Pass Through Certificates -- The Pass Through Trustee; the Indenture Trustee" in this Pro-spectus Supplement.

FEDERAL INCOME TAX
 CONSEQUENCES.......  The Pass Through Trusts will not be classified as associ-
                      ations taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended (the "Code"), and each person acquiring an inter-est in any Pass Through Certificate ("Certificate Owner") will be treated as the owner of a pro rata undivided in-terest in the Equipment Trust Certificate and any other property held in the related Pass Through Trust. Each Certificate Owner should report on its federal income tax return its pro rata share of the entire income from the Equipment Trust Certificate and other property held in the related Pass Through Trust, in accordance with such Certificate Owner's method of accounting. See "Federal Income Tax Consequences" herein and in the Prospectus.

ERISA
 CONSIDERATIONS.....  No employee benefit plan subject to Title I of ERISA, or individual retirement account or employee benefit plan subject to Section 4975 of the Code (hereinafter collec-tively referred to as an "ERISA Plan"), may acquire or hold the Pass Through Certificates. The purchase by any person of any Pass Through Certificate constitutes a rep-resentation by such person to Delta, the Owner Partici-pant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee that such person is not an ERISA Plan and that such person is not acquiring, and has not acquired, such Pass Through Certificate with assets of an ERISA Plan.

                              DIAGRAM OF PAYMENTS

  The following diagram illustrates certain aspects of the payment flows among Delta, the Owner Trustee, the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Certificateholders in the Pass Through Trust structure.

  The Aircraft will be leased by Delta from the Owner Trustee under a Lease under which Delta will make scheduled rental payments. As a result of the assignment under the Indenture of certain rights of the Owner Trustee under the Lease, Delta will make these payments directly to the Indenture Trustee. From these rental payments the Indenture Trustee will pay to the Pass Through Trustee for each Pass Through Trust the principal, interest and premium, if any, due from the Owner Trustee on the Equipment Trust Certificate issued under the Indenture and held in such Pass Through Trust. After such payments have been made, the Indenture Trustee will pay the remaining balance to the Owner Trustee for the benefit of the Owner Participant. The Pass Through Trustee for each Pass Through Trust will distribute to the related Certificateholders payments received on the Equipment Trust Certificate held in such Pass Through Trust.

                                  -----------------------
                                    Delta Air Lines, Inc.
                                   Lessee of the Aircraft
                                  -----------------------
                                            |
                                            |     Lease
                                            |     Rental
                                            |    Payments
                                            |    Assigned
                                            |     by the
                                            |     Owner
                                            |    Trustee
                                            |
                Excess                      |
               Payments                     |
                                      -----------------
           -------------------------- Indenture Trustee
           |                          -----------------
           |                                  |
     -------------                            |
     Owner Trustee                            |
     -------------               ---------------------------
          |                      |         Equipment       |
          |                      |           Trust         |
          |                      |        Certificate      |
          |                      |         Payments        |
          |                 ------------              -----------
          |                     Pass                      Pass
          |                    Through                  Through
          |                  Trustee for              Trustee for
          |                      Pass                     Pass
  Excess  |                    Through                  Through
 Payments |                     Trust,                   Trust,
          |                    1996-A1                  1996-A2
          |                 -------------             ------------
 ---------------------           |            Pass         |
   Owner Participant             |           Through       |
 ---------------------           |         Certificate     |
                                 |        Distributions    |
                            -------------             ------------
                               Holders                  Holders
                             of Series A1             of Series A2
                                 Pass                     Pass
                               Through                  Through
                             Certificates             Certificates
                            -------------             ------------

                                  THE COMPANY

  Delta has been engaged in the air transportation business since 1929, and is one of the largest airlines in the world as measured by operating revenues, revenue passenger miles, passengers enplaned, and available seat miles flown. Delta provides scheduled air transportation over an extensive network of domestic and international routes.

                                USE OF PROCEEDS

  The Pass Through Certificates are being issued in order to refinance the debt portion of the purchase price of one Aircraft originally paid pursuant to a leveraged lease transaction entered into by Delta, as lessee, with respect to the Aircraft. The Aircraft was manufactured in 1993 and was purchased new by Delta in 1994, and the Aircraft was sold by Delta to Wilmington Trust Company, not in its individual capacity but solely as the owner trustee (the "Owner Trustee") of an owner trust (the "Owner Trust" created pursuant to the "Trust Agreement") for the benefit of the owner participant named therein (the "Owner Participant"). Simultaneously with the acquisition of the Aircraft by the Owner Trustee, the Owner Trustee leased the Aircraft to Delta pursuant to a lease (the "Lease") between the Owner Trustee, as lessor, and Delta, as lessee.

  The proceeds from the sale of the Pass Through Certificates will be used by the Pass Through Trustee on behalf of the Pass Through Trusts to purchase at par two series of Equipment Trust Certificates issued by the Owner Trustee under an amended and restated trust indenture and security agreement (the "Indenture"), between The Bank of New York, as indenture trustee (the "Indenture Trustee"), and the Owner Trustee. The proceeds from the sale of each series of Equipment Trust Certificates will be used by the Owner Trustee to refinance the outstanding principal amount of the loan certificate of the Owner Trust issued under a previous refinancing of the Indenture as originally executed in connection with a leveraged lease transaction. The loan certificate being refinanced hereby bears interest at a floating rate determined from time to time by reference to London interbank offered rates, secondary market certificate of deposit rates or the prime rate. The loan
certificate has a maturity date of          , and the principal amount of the
loan certificate for the Aircraft immediately prior to the refinancing thereof
will be $      .

  The principal amount of the Equipment Trust Certificates will not exceed 80% of the purchase price paid for the Aircraft by the Owner Trust. The Owner Participant has provided, from sources other than the Equipment Trust Certificates, at least 20% of the purchase price for the Aircraft.

  On the date of issuance of the Pass Through Certificates, all of the proceeds from the sale of the Pass Through Certificates will be used to purchase the Equipment Trust Certificates to be held in the Pass Through Trusts. As a result, the procedures relating to a delayed purchase of the Equipment Trust Certificates discussed under the caption "Description of Pass Through Certificates--Delayed Purchase" in the Prospectus are not applicable to this offering.

                                CAPITALIZATION

  The following table sets forth the unaudited consolidated capitalization of Delta at December 31, 1995. The table does not give effect to the sale of the Pass Through Certificates offered hereby or reflect the Equipment Trust Certificates or Lease relating to the Aircraft because neither the Pass Through Certificates nor the Equipment Trust Certificates are direct obligations of Delta and the Lease is classified as an operating, rather than capital, lease. The data contained in this table should be read in conjunction with the consolidated financial statements and notes thereto, and other information contained or incorporated by reference in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the Prospectus.

                                                              DECEMBER 31, 1995
                                                              -----------------
                                                                (IN MILLIONS
                                                                EXCEPT SHARE
                                                                  AMOUNTS)
Short-term debt:
  Current portion of long-term debt..........................      $  150
  Current portion of capital leases..........................          58
                                                                   ------
    Total short-term debt....................................         208
                                                                   ------
Long-term debt:
  Long-term debt.............................................       2,577
  Capital leases.............................................         404
                                                                   ------
    Total long-term debt.....................................       2,981
                                                                   ------
Employee Stock Ownership Plan Preferred Stock:
  Series B ESOP Convertible Preferred Stock, $1.00 par value,
   $72.00 stated and liquidation value; 6,767,325 shares
   issued and outstanding....................................         487
  Less:
   Unearned compensation under employee stock ownership plan.         344
                                                                   ------
                                                                      143
                                                                   ------
Stockholders' equity:
  Series C Convertible Preferred Stock, $1.00 par value,
   $50,000 liquidation preference; 22,998 shares issued and
   outstanding...............................................         --
  Common Stock, $3.00 par value; 54,846,625 shares issued....         164
  Additional paid-in capital.................................       2,034
  Retained earnings .........................................          38
  Net unrealized gain on marketable equity securities........          92
  Less:
   Treasury stock at cost (3,675,086 shares).................         249
                                                                   ------
    Total stockholders' equity...............................       2,079
                                                                   ------
    Total capitalization.....................................      $5,411
                                                                   ======

                 SELECTED FINANCIAL AND OPERATING INFORMATION

  The following table summarizes selected consolidated financial and operating information of Delta. The selected financial data for the six months ended December 31, 1995 and December 31, 1994 have been derived from Delta's consolidated financial statements which have not been audited but which, in the opinion of management, reflect all adjustments (consisting only of normal recurring items) necessary to present fairly the information contained therein. This summary and the information set forth below under "Recent Results and Developments" should be read in conjunction with the consolidated financial statements and notes thereto and other information contained or incorporated by reference in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the Prospectus.

                                                              SIX MONTHS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
                                                                 (UNAUDITED)
FINANCIAL DATA:
(in millions)
STATEMENT OF OPERATIONS:
  Operating revenues......................................... $  6,132 $  6,076
  Operating income ..........................................      555      172
  Interest expense, net(1)...................................      134      135
  Income before income taxes and cumulative effect of ac-
   counting change...........................................      459       99
  Net income before cumulative effect of accounting change...      270       54
  Cumulative effect of accounting change(2)..................      --       114
  Net income ................................................      270      168
BALANCE SHEET:
  Total debt and capital leases .............................    3,189    3,108
  Stockholders' equity ......................................    2,079    1,611
  Total assets ..............................................   11,998   11,384
OTHER:
  Ratio of earnings to fixed charges(3)......................     2.41     1.25
OPERATING DATA:
Available seat miles (000,000)...............................   65,618   66,088
Revenue passenger miles (000,000)............................   43,516   44,765
Cost per available seat mile (cents).........................     8.50     8.93
Yield per passenger mile (cents).............................    13.11    12.56
Passenger load factor (%)....................................    66.32    67.74
Breakeven passenger load factor (%)..........................    59.87    65.67
--------
(1)Interest expense has been reduced by interest capitalized
 (in millions)...............................................       14       15

(2) The cumulative effect of accounting change (see "Recent Results and Developments--Fiscal Year Ended June 30, 1995) represents a cumulative one-time after-tax benefit of $114 million related to Delta's adoption of SFAS 112 effective July 1, 1994.
(3) The ratio of earnings to fixed charges represents the number of times that fixed charges were covered by earnings. For purposes of computing the ratio of earnings to fixed charges, "earnings" represents net income plus the provision for income taxes (prior to any amortization of investment tax credit) and fixed charges, excluding capitalized interest and interest offset on the Guaranteed Serial ESOP Notes. "Fixed charges" represents gross interest (which includes gross interest on the Guaranteed Serial ESOP Notes and capitalized interest) plus one-third of rentals, which is considered representative of the interest factor.

                        RECENT RESULTS AND DEVELOPMENTS

FISCAL YEAR ENDED JUNE 30, 1995

  For the fiscal year ended June 30, 1995, Delta recorded net income of $408 million ($6.32 primary and $5.43 fully diluted earnings per common share after preferred stock dividend requirements) and operating income of $661 million. In fiscal 1994, Delta recorded a net loss of $409 million ($10.32 primary and fully diluted loss per common share after preferred stock dividend requirements), and an operating loss of $447 million.

  Fiscal 1995 results include a one-time $114 million after-tax benefit ($2.25 primary and $1.42 fully diluted benefit per common share) related to the adoption, effective July 1, 1994, of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112").

  Fiscal 1994 results include pretax restructuring charges totaling $526 million ($331 million after tax, or $6.59 per common share) related to the Company's Leadership 7.5 cost reduction program, and an early retirement program completed during the December 1993 quarter. Excluding the cumulative effect of the adoption of SFAS 112 and restructuring charges, net income for fiscal 1995 totaled $294 million ($4.07 primary and $4.01 fully diluted earnings per common share after preferred stock dividend requirements) and operating income was $661 million, compared to a net loss of $77 million ($3.73 primary and fully diluted loss per common share after preferred stock dividend requirements) and operating income of $79 million in fiscal 1994.

  The improvement in financial results for fiscal 1995 versus fiscal 1994 was primarily due to cost reductions under the Company's Leadership 7.5 program. Leadership 7.5 initiatives contributed to cost reductions in most expense categories, resulting in a $465 million, or 4%, decline in operating expenses for fiscal 1995 compared to fiscal 1994, excluding restructuring charges in fiscal 1994. During fiscal 1995, low-cost, low-fare carriers increased their presence in domestic markets served by Delta, which contributed to a 1% decline in the system passenger mile yield. Traffic stimulated by the influence of low-cost, low-fare carriers, discount fare promotions and general improvements in economies worldwide offset the yield decline, resulting in a less than 1% increase in passenger revenue from the previous year.

  Transatlantic and intra-European operations improved in fiscal 1995 from fiscal 1994, but negatively impacted financial results in both years. In fiscal 1995 and 1994, these operations accounted for 18% and 20%, respectively, of the Company's system available seat miles, and 75% and 78%, respectively, of the Company's international available seat miles.

  Operating revenues for fiscal 1995 were $12.2 billion, up 1% from $12.1 billion in fiscal 1994. Passenger revenue increased less than 1%, the result of 1% growth in revenue passenger miles, partly offset by a 1% decline in the passenger mile yield to 13.09 cents. Domestic load factor increased slightly, as domestic revenue passenger miles grew 2%, while domestic capacity rose 1%. Domestic traffic growth is primarily due to traffic stimulated through the increased presence of low-cost, low-fare carriers in markets served by Delta and discount fare promotions, both of which contributed to a 1% decrease in the domestic passenger mile yield. International load factor rose five points, as international revenue passenger miles grew 1% and international operating capacity fell 6%. International traffic growth is mainly the result of generally improved economies, discount fare promotions and other marketing programs. The international passenger mile yield was unchanged, primarily due to an increase in full-fare passengers, which offset the impact of discount fare promotions.

  Cargo revenues in fiscal 1995 increased 3% to $565 million. Cargo ton miles increased 8%, primarily due to international cargo traffic growth, and the ton mile yield declined 5%, mainly the result of increases in long-haul cargo traffic, which has lower ton mile yields than short-haul cargo traffic, and lower domestic mail contract rates. All other revenues were up 19% to $326 million, mainly due to increased revenues from joint marketing programs.

  Operating expenses in fiscal 1995 totaled $11.5 billion, down 8% from $12.5 billion in fiscal 1994. Operating capacity decreased 1% to 130.5 billion available seat miles, and cost per available seat mile declined 7% to 8.84 cents. Excluding restructuring charges in fiscal 1994, operating expenses were down 4%, and cost per available seat mile decreased 3%.

  Salaries and related expenses decreased 5%, due to a 14% reduction in full-time equivalent employees and lower employee travel and benefit expenses, partly offset by increased costs associated with employee profit sharing and other incentive compensation plans. The decrease in the number of employees is primarily the result of workforce reductions under the Company's Leadership
7.5 program.

  Aircraft fuel expense decreased 3%, as fuel gallons consumed declined 1% and the average price per fuel gallon dropped 2% to 54.09 cents, Delta's lowest average price per fuel gallon for any fiscal year since 1989. Passenger commissions expense declined 5%, mainly due to the implementation of a maximum commission payment on domestic tickets and reductions in commission rates for certain international fares. Aircraft rent expense decreased 8% due to the return of nine aircraft to lessors and the extension of leases on 40 B-737-200 aircraft in the June 1995 quarter which, for accounting purposes, resulted in those leases being reclassified from operating leases to capital leases.

  Depreciation and amortization expense decreased 8%, primarily related to the early termination of certain routes at the end of fiscal 1994 and other routes becoming fully amortized during fiscal 1995, and reduced amortization of spare parts due to lower inventory levels. Other selling expenses increased 1%, primarily the result of higher credit card service charges and increased booking fee payments to computer reservation system providers, partly offset by lower advertising and promotion expenses. Contracted services expenses rose 22%, the result of increased outsourcing of information technologies services and certain airport functions. Passenger service expense declined 15%, reflecting continued benefits from catering changes and other cost reduction programs, partially offset by increased passenger traffic.

  Facilities and other rent expenses increased 15%, the result of new passenger facilities and increased rental rates at certain locations. Aircraft maintenance materials and outside repairs expense rose 3%, reflecting an increase in scheduled engine repair activity and higher airframe maintenance costs. Landing fees expense increased 2%, mainly reflecting rate increases at some domestic and international locations. All other operating expenses decreased 16%, largely due to reductions in certain navigation charges and other miscellaneous expenses, and favorable foreign exchange rates in fiscal 1995; and higher litigation costs and a $14 million one-time charge related to frequent flyer program changes in fiscal 1994.

  Nonoperating expense for fiscal 1995 totaled $167 million, compared to $213 million in fiscal 1994. Interest expense decreased 4%, primarily due to a lower average level of outstanding debt, partly offset by an increase in interest expense related to the extension of 40 B-737-200 aircraft leases, as previously discussed. Interest capitalized on funds advanced for the purchase of flight equipment and construction of facilities declined 9%, primarily resulting from a lower average balance in construction work in progress. Interest income increased 67%, or $38 million, primarily due to a higher average level of short-term investments and higher interest rates during the year.

SIX MONTHS ENDED DECEMBER 31, 1995

  For the six months ended December 31, 1995, Delta recorded unaudited net income of $270 million ($4.40 primary and $3.52 fully diluted income per common share after preferred stock dividend requirements) and operating income of $555 million. For the six months ended December 31, 1994, the Company recorded net income of $168 million ($2.46 primary and $2.28 fully diluted income per common share after preferred stock dividend requirements) and operating income of $172 million. Net income for the six months ended
December 31, 1994 included a one-time $114 million after-tax benefit ($2.25 primary and $1.43 fully diluted benefit per common share) related to the adoption, effective July 1, 1994, of SFAS 112.

  The improvement in operating results for the six months ended December 31, 1995, compared to the six months ended December 31, 1994, reflects an increase of less than 1% in operating revenues and a 6% decrease in operating expenses primarily due to initiatives under the Company's Leadership 7.5 cost reduction program.

  Operating revenues for the six months ended December 31, 1995 increased less than 1% to $6.13 billion. Passenger revenue increased 1% to $5.70 billion, reflecting a 4% passenger mile yield improvement that was partially offset by a 3% decline in revenue passenger miles. The increase in the passenger mile yield and reduction in passenger traffic are primarily due to higher average fare levels in domestic and certain international markets, an increase in full-fare traffic in certain international markets, and a reduction in transatlantic operating capacity. Passenger revenue for the six months ended December 31, 1995 and 1994, was negatively impacted by the presence of low-cost, low-fare carriers in domestic markets served by Delta. Cargo revenue decreased 10% to $264 million, as cargo ton miles declined 11% and the ton mile yield increased 2%. The decrease in cargo ton miles and increase in the ton mile yield are primarily due to the cancellation of service on certain international routes and the resulting decrease in the average cargo trip length. All other revenue increased less than 1% to $164 million.

  Operating expenses for the six months ended December 31, 1995 totaled $5.58 billion, down 6% from 1994. Operating capacity decreased less than 1% to 65.62 billion available seat miles, and operating cost per available seat mile declined 5% to 8.50 cents. Salaries and related costs decreased 6%, due to an 8% reduction in full-time equivalent employees, partially offset by accruals under the Company's profit sharing programs. The decrease in full-time equivalent employees was primarily due to workforce reductions under the Company's Leadership 7.5 cost reduction program. Aircraft fuel expense declined 2%, as fuel gallons consumed decreased 3% and the average price per fuel gallon increased less than 1% to 55.82 cents. Passenger commissions declined 15%, mainly due to the implementation of a maximum commission payment on domestic tickets and reductions in certain international commission rates, partially offset by growth in other program costs. Contracted services expense rose 38%, the result of increased outsourcing of information technologies services and certain airport functions. Depreciation and amortization expense increased less than 1%, the result of increased aircraft depreciation and amortization due to the extension of the 40 B-737-200 aircraft leases previously discussed, partially offset by the transfer of certain ground equipment to associated companies and certain international routes becoming fully amortized. Aircraft rent expense decreased 19% due to the return of certain aircraft to lessors and the extension of leases on the B-737-200 aircraft previously discussed. Other selling expenses decreased 6%, primarily due to lower advertising and promotion expense, partially offset by increased credit card service charges and booking fee payments to computer reservations system providers. Facilities and other rent increased 5%, primarily due to expanded passenger terminal facilities in certain locations. Aircraft maintenance materials and outside repairs expense declined 5%, mainly due to decreased engine maintenance and overhaul activity. Passenger service expense decreased 23%, the result of ongoing cost control programs. Landing fees decreased 6%, mainly reflecting favorable rate adjustments and credits received at certain airports. All other operating expenses decreased 11%, primarily reflecting increased services provided to outside parties, partially offset by the October 1, 1995 expiration of the exemption from the 4.3 cents per gallon federal tax on commercial aviation jet fuel used in domestic operations.

  Nonoperating expense for the six months ended December 31, 1995, totaled $96 million, compared to $73 million in the six months ended December 31, 1994. Interest expense decreased 1% to $148 million, due to a lower average level of long-term debt, partially offset by an increase in interest expense related to the extension and reclassification of the 40 B-737-200 aircraft leases previously discussed. Interest income decreased 6% to $47 million, primarily due to a lower level of short-term investments. Miscellaneous expense was $9 million for the six months ended December 31, 1995, primarily due to foreign exchange losses and costs associated with the voluntary repurchase and retirement of long-term debt, partially offset by equity income from associated companies, as compared to miscellaneous income of $12 million in 1994.

  Pretax income of $459 million for the six months ended December 31, 1995, was reduced by an income tax provision of $189 million. After a $44 million provision for preferred stock dividends, net income available to common stockholders was $226 million.

  During the six months ended December 31, 1995, Delta invested $402 million in flight equipment and $114 million in ground property and equipment; made payments of $155 million on long-term debt and capital lease obligations, which included Delta's voluntary repurchase and retirement of $118 million principal amount of long-term debt; and paid $60 million in cash dividends. The principal sources of these funds were $313 million of cash from operations, net of $229 million used to reduce to $0 the Senior Certificate related to the sale of receivables; $380 million from cash reserves; $15 million from the issuance of common stock; and $23 million from the sale of flight equipment. Cash and cash equivalents and short-term investments totaled $1.4 billion at December 31, 1995, compared to $1.8 billion at June 30, 1995. The Company may repurchase additional long-term debt from time to time.

  As of December 31, 1995, the Company had negative working capital of $586 million, compared to negative working capital of $427 million at June 30, 1995. A negative working capital position is normal for Delta and does not indicate a lack of liquidity. The Company expects to meet its current obligations as they become due through available cash, short-term investments and internally generated funds, supplemented as necessary by debt financings and proceeds from sale and leaseback transactions.

  At December 31, 1995, the Company had $780 million of credit available under its 1995 Bank Credit Agreement, subject to compliance with certain conditions. The Company's 1995 Bank Credit Agreement provides for unsecured borrowings of up to $1.25 billion on a revolving basis until September 26, 2000. At December 31, 1995, no borrowings were outstanding under the 1995 Bank Credit Agreement, but there is currently outstanding a letter of credit in the amount of $470 million to credit enhance the Delta Family-Care Savings Plan's 1990 Series C Guaranteed Serial ESOP Notes, which are guaranteed by Delta, and which Delta is required to purchase in certain circumstances. The letter of credit, which is utilizing $470 million of the available commitment under the 1995 Bank Credit Agreement, covers the $290 million outstanding principal amount of the 1990 Series C Guaranteed Serial ESOP Notes, up to $148 million of Make Whole Premium Amount and approximately one year of interest on the 1990 Series C Guaranteed Serial ESOP Notes.

  At December 31, 1995, long-term debt and capital lease obligations, including current maturities, totaled $3.2 billion, compared to $3.3 billion at June 30, 1995. Stockholders' equity was $2.1 billion at December 31, 1995, compared to $1.8 billion at June 30, 1995. The Company's debt-to-equity position, including current maturities was 61% debt and 39% equity at December 31, 1995, compared to 65% debt and 35% equity at June 30, 1995.

  On January 29, 1996, Delta and The Boeing Company ("Boeing") amended certain contracts under which Delta purchases aircraft from Boeing. Under the amendments, Delta (1) ordered 12 additional B-767-300ER aircraft for delivery in calendar years 1997 and 1998; (2) converted orders for two B-767-300ER aircraft to two B-767-300 aircraft; (3) rescheduled the delivery of certain other aircraft on order; (4) obtained additional options to purchase B-767-300ER aircraft; (5) relinquished certain options to purchase B-757-200 aircraft; and (6) terminated its 52 orders (22 of which had been subject to reconfirmation by Delta) and 56 options to purchase B-737-300 aircraft.

  Delta intends to use the newly ordered B-767-300ER aircraft, together with other international range aircraft on order, to replace the Lockheed L-1011 aircraft now being used in transatlantic service. The Company plans to reconfigure and reallocate the international range L-1011 aircraft to domestic routes, where they will replace certain older, less efficient versions of L-1011 aircraft. Delta is currently evaluating the type and number of aircraft which it may order in the future to replace its L-1011 fleet.

  Under the Company's Leadership 7.5 cost reduction program, the Company continues to identify and implement additional initiatives with the goal of reducing Delta's annual operating expenses by approximately $2 billion by the end of the June 1997 quarter. In addition, the Company continues to evaluate its current aircraft fleet plan, as discussed above. These actions could result in pre-tax charges against earnings of as much as $650 million during the March 1996 quarter. Management believes that these charges are not likely to have a material adverse effect on Delta's consolidated financial condition or liquidity.

LEADERSHIP 7.5

  On April 28, 1994, Delta announced "Leadership 7.5," a three-year plan with the goal of reducing the Company's annual operating expenses by approximately $2 billion by the end of the June 1997 quarter. Delta also established operating cost per available seat mile ("unit cost") goals of 8.6 cents by the June 1995 quarter, 8.0 cents by the June 1996 quarter and 7.5 cents by the June 1997 quarter. These unit cost goals reflect the phase-in of the approximately $2 billion in targeted cost savings, exclude restructuring and other nonrecurring charges, and assume other costs and operating capacity remain at calendar 1993 levels. To the extent that other costs increase, Delta will seek additional cost reductions to achieve its goals.

  Industry events during fiscal 1995 validated Delta's determination that cost reductions are essential to compete in today's highly competitive airline industry. Low-cost, low-fare carriers increased their presence in domestic markets, resulting in continued reductions in Delta's domestic passenger mile yield and flat or declining domestic unit revenue. At the end of fiscal 1995, approximately 60% of Delta's domestic origin and destination revenue passenger miles were in markets also served by low-cost, low-fare carriers, up from 57% at the end of fiscal 1994 and 32% at the end of fiscal 1993. The airline industry has experienced a permanent shift in the preferences of its customers, with more business and leisure passengers citing ticket prices as the most important factor in their purchase decisions.

  Leadership 7.5 initiatives made a significant contribution to Delta's operating profit in fiscal 1995. The Company achieved its first Leadership 7.5 unit cost target, recording a unit cost of 8.39 cents for the June 1995 quarter. By the end of fiscal 1995, the implementation of initiatives expected to generate approximately $1.6 billion in annual cost reductions was in process or completed.

  Delta's cost reduction and unit cost goals under Leadership 7.5 are aggressive, and no assurance can be given that Delta will achieve these goals.

TENTATIVE ALPA AGREEMENT

  On February 20, 1996, Delta and the negotiating committee of the Air Line Pilots Association ("ALPA") reached a tentative agreement on a new, four-year collective bargaining agreement for Delta's approximately 8,000 pilots. The agreement provides for, among other things, (1) a 2% reduction in base salaries for four years, at which time the current base salaries will be reinstated; (2) reductions in certain other pay-related areas; (3) certain productivity improvements, including changes in staffing requirements; (4) reductions in the Company's cockpit costs on B-737-200 aircraft; (5) job security protections for currently active pilots and the recall of the approximately 470 pilots on furlough by July 1, 1997; (6) a prohibition on the Company's engaging in code sharing with respect to aircraft with over 70 seats that are operated by another U.S. airline, subject to certain exceptions; (7) restrictions in certain circumstances on the Company's entering into new code sharing arrangements involving aircraft operated by foreign airlines; (8) an early retirement program for up to 500 pilots; (9) pilot participation in a profit sharing program; (10) a stock option plan for pilots providing for grants of stock options covering a total of ten million shares of Delta common stock in three installments; and (11) ALPA's right to appoint an associate non-voting member of Delta's Board of Directors.

  The tentative agreement is subject to ratification by ALPA's master executive council and Delta pilots, a process which is currently expected to be completed in April 1996. The outcome of the ratification process cannot be predicted. Delta believes the tentative agreement, if ratified, will improve the Company's competitive position and make an important contribution to the Company's efforts to achieve its Leadership 7.5 goals.

  In connection with the early retirement program described above, Delta expects to record a one-time charge, the possible range and timing of which have not been determined.

OTHER PERSONNEL MATTERS

  Substantially all of Delta's U.S.-based non-contract personnel participate in the Company's profit sharing programs. Under these programs, participants may receive, subject to certain conditions, payments that are based on the Company's profitability during the fiscal year. During the year, the Company accrues amounts estimated to be payable under these programs.

  Effective February 1, 1996, Delta restored to the base salaries of personnel who participate in the Company's profit sharing programs the 5% reduction in base salaries that had been implemented on February 1, 1993. Also on February 1, 1996, the Company announced that, on February 23, 1996, personnel who participate in the profit sharing programs will receive a lump sum advance profit sharing payment for fiscal 1996 equal to 5% of their base salaries from July 1, 1995 through January 31, 1996. The value of the 5% base salary restoration and the early profit sharing payment will be offset against any profit sharing awards earned for fiscal 1996. Therefore, these changes are not expected to result in an increase in operating expenses for fiscal 1996.

LITIGATION RELATING TO DELTA'S PARTICIPATION IN PAN AM'S PLAN OF
REORGANIZATION.

  As described in the Prospectus, on March 6, 1992, Pan Am, the Creditors Committee and the Ad Hoc Committee of Administrative and Priority Creditors of Pan Am filed a consolidated amended complaint (the "Complaint") against Delta relating to Delta's participation in Pan Am's proposed plan of reorganization. The Complaint alleged, among other things, that Delta breached its contractual obligations and promises to participate in the plan of reorganization; violated its duty of good faith and fair dealing; breached its fiduciary duties to Pan Am and its creditors; and acted in bad faith. The United States District Court for the Southern District of New York conducted a trial between May 4, 1994 and June 10, 1994 on liability issues. In an opinion and order dated December 22, 1994, the District Court (1) ruled that Delta had no liability in this lawsuit; (2) ordered Pan Am to repay to Delta the DIP Loan; and (3) held that the Creditors Committee had no liability to Delta under Delta's counterclaims. No party appealed the District Court's decision, and the time period for filing an appeal expired on February 6, 1995.

  Following conclusion of the lawsuit described in the previous paragraph, the other legal actions relating to Delta's participation in Pan Am's proposed plan of reorganization that are described in the Prospectus were settled or dismissed.

OTHER MATTERS

  On May 16, 1994 a purported class action complaint was filed in the United States District Court for the Northern District of Georgia against Delta and certain Delta officers in their capacity as members of the Administrative Committee responsible for administering certain Company employee benefit plans. The plaintiffs, who have requested a jury trial, are 21 former Delta employees who seek to represent the class consisting of the approximately 1,800 former non-pilot employees of Delta who retired from active service between July 23, 1992 and January 1, 1993. The complaint alleges that Delta violated the Employee Retirement Income Security Act by (1) modifying health benefits for this group of retirees in spite of alleged oral and written representations that it would not make any such modifications; (2) breaching its fiduciary duties and interfering with plaintiffs' benefits by making such modifications and by allegedly giving false assurances that no enhanced retirement benefit incentives were being considered or would be offered in the future; and (3) discriminating against certain benefit plan participants. The complaint also alleges, among other things, that Delta breached a contract with plaintiffs by amending Delta's pass policy to suspend the flight privileges of a retiree during any period such retiree is employed by certain other airlines. Plaintiffs are seeking injunctive relief, unspecified compensatory and punitive damages, costs and attorneys' fees, and such other relief as the District Court deems appropriate. On July 18, 1994, Delta filed its answer denying liability under the complaint and asserting various affirmative defenses. On November 4, 1994, the District Court (1) denied the plaintiffs' motion for class action certification; and (2) granted Delta's motion to dismiss plaintiffs' claims concerning Delta's pass policy for lack of subject matter jurisdiction. On January 11, 1995, the District Court denied plaintiffs' motion requesting the District Court to reconsider its November 4, 1994 decision, but granted plaintiffs' motion to permit an immediate appeal of that order. The plaintiffs then filed a petition to appeal with the United States Court of Appeals for the Eleventh Circuit which, on March 8, 1995, agreed to hear plaintiffs' appeal of the District Court's November 4, 1994 decision. Delta intends to defend this matter vigorously.

  On February 10, 1995, Delta changed its domestic travel agency commission program by introducing a maximum commission payment of $50 for any round trip domestic airline ticket with a base fare in excess of $500, and $25 for any one-way domestic airline ticket with a base fare in excess of $250. The maximum commission applies to all tickets issued by United States and Canada-based travel agencies for travel on Delta flights within and between the continental United States, Alaska, Hawaii, Puerto Rico and the United States Virgin Islands. Most of the major United States airlines subsequently adopted similar commission cap programs.

  Travel agents and a travel agency trade association have filed more than 30 class action antitrust lawsuits in various federal district courts against airlines, including Delta, that implemented new travel agent commission cap programs. The plaintiffs, who are seeking unspecified treble damages under the antitrust laws and an injunction to prevent the airlines from maintaining the new commission cap programs, allege that the defendants conspired to reduce the commissions paid to travel agents in violation of the Sherman Act. On June 1, 1995, the Judicial Panel on Multidistrict Litigation consolidated these cases for pretrial proceedings before the United States District Court in Minneapolis, which has certified a plaintiff class consisting of all travel agents in the United States who sold airline tickets subject to the commission cap on American, Continental, Delta, Northwest, Trans World Airlines, Inc. ("TWA"), United or USAir. On August 18, 1995, the District Court approved a settlement agreement between TWA and the plaintiffs under which TWA represented it had terminated its commission cap program and agreed, among other things, to pay the commissions it would have paid between specified dates had its commission cap program not been in place. On August 23, 1995, the District Court denied the plaintiffs' motion for a preliminary injunction, as well as the motions for summary judgment filed by the airline defendants (except TWA). On September 27, 1995, the District Court denied a motion by the airlines (except TWA) to permit an immediate appeal of the District Court's ruling denying the airlines' motions for summary judgment. The jury trial of these actions has not yet been scheduled. Delta believes the allegations against it are without merit, and it intends to defend these matters vigorously.

  On November 2, 1995, Delta reached an agreement with TWA, to lease ten takeoff/landing slots (the "Slots") at New York's LaGuardia Airport ("LaGuardia"). On November 9, 1995, ValuJet Airlines, Inc. ("ValuJet"), filed suit against Delta and TWA in the United States District Court for the Northern District of Georgia. ValuJet alleges, among other things, that (1) TWA breached an alleged agreement to lease the Slots to ValuJet; (2) Delta tortiously interfered with the alleged contract between ValuJet and TWA; (3) Delta and TWA conspired to restrain trade in violation of Section 1 of the Sherman Act; and (4) Delta engaged in acts of monopolization and attempted monopolization in violation of Section 2 of the Sherman Act. ValuJet, which has requested a jury trial, is seeking injunctive relief, unspecified compensatory damages, treble damages under the antitrust laws, punitive damages, costs and attorney's fees, and such other relief as the Court deems appropriate. On November 17, 1995, the District Court denied ValuJet's motion for a preliminary injunction. On December 7, 1995, Delta filed its answer denying liability and asserting various affirmative defenses. On February 15, 1996, Delta filed a motion for summary judgment in this lawsuit.


  On January 10, 1996, a purported class action complaint was filed against Delta and TWA in the United States District Court for the Eastern District of New York, on behalf of persons who purchased tickets on Delta for travel between LaGuardia and Atlanta beginning November 1, 1995. The named plaintiff, who has requested a jury trial, makes antitrust allegations and claims similar to those asserted by ValuJet in the lawsuit described in the preceding paragraph. The named plaintiff seeks, on behalf of the purported class, unspecified compensatory damages, treble damages under the antitrust laws, injunctive relief, costs and attorney's fees, and such other relief as the Court deems appropriate. On February 15, 1996, Delta filed a motion to transfer this lawsuit to the United States District Court for the Northern District of Georgia.

  Delta believes the allegations against it in the two lawsuits described above are without merit, and it intends to defend these matters vigorously.

  Delta also received a Civil Investigative Demand from the United States Department of Justice ("DOJ") requesting information and documents concerning Delta's lease of the Slots. Delta is cooperating with the DOJ investigation.

                 DESCRIPTION OF THE PASS THROUGH CERTIFICATES

  The following description of the particular terms of the Pass Through Certificates offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Pass Through Certificates set forth in the Prospectus, reference to which is hereby made.

  The Pass Through Certificates offered hereby will be issued by Delta Air Lines Pass Through Trust, 1996-A1, and Delta Air Lines Pass Through Trust, 1996-A2, to be formed pursuant to the Pass Through Agreement and Series Supplement 1996-A1 or Series Supplement 1996-A2, as the case may be, to be entered into between Delta and the Pass Through Trustee on the date of issuance of the related Pass Through Certificates. Each Series Supplement will contain substantially the same terms and conditions, except that the interest rate, scheduled repayments of principal, maturity date applicable to the Equipment Trust Certificate held in each Pass Through Trust, the principal amount of the Equipment Trust Certificate held in each Pass Through Trust, and the final distribution date applicable to each Pass Through Trust will differ. The statements under this caption are summaries and do not purport to be complete. The summaries make use of terms defined in, and are qualified in their entirety by reference to, the provisions of the Pass Through Agreement, the form of which has been filed as an exhibit to Delta's Current Report on Form 8-K dated July 31, 1992 (File No. 1-5424) and to the provisions of the Series Supplements which, together with the forms of the Indenture, Lease, Participation Agreement, Trust Agreement and other related documents to be used in connection with the transactions described herein, will be filed as exhibits to a Current Report on Form 8-K to be filed by Delta with the Commission in connection with this offering.

  The Pass Through Agreement does not, and the Series Supplements and the Indenture will not, include covenants that would afford Certificateholders protection in the event of a highly leveraged or other transaction affecting Delta that might adversely affect such Certificateholders.

PAYMENTS AND DISTRIBUTIONS

  The Regular Distribution Dates for each Pass Through Trust are April 11 and October 11. Payments of interest on the Equipment Trust Certificate held in each Pass Through Trust are scheduled to be received by the Pass Through Trustee on each April 11 and October 11, commencing on April 11, 1996, and are to be distributed to the related Certificateholders on the corresponding Regular Distribution Dates. For each Pass Through Trust, the Equipment Trust Certificate held in such Pass Through Trust will accrue interest on the unpaid principal amount thereof at the rate per annum set forth on the cover of this Prospectus Supplement applicable to the related Pass Through Certificates.

  Payments of principal on the Equipment Trust Certificates are scheduled to be received in specified amounts on April 11 or October 11, or both, of each
year, commencing on      ,   , in the case of the Pass Through Trust relating
to the Series A1 Pass Through Certificates, and commencing on     ,    , in
the case of the Pass Through Trust relating to the Series A2 Pass Through Certificates, and are to be distributed to the related Certificateholders on the corresponding Regular Distribution Dates. The record dates for the respective Regular Distribution Dates are March 27 and September 26. For each Pass Through Trust, the Equipment Trust Certificate that will be held in such Pass Through Trust and the dates for, and the corresponding amounts of, the Scheduled Payments of principal on such Equipment Trust Certificate are set forth under "Description of the Equipment Trust Certificates -- General" in this Prospectus Supplement.

  For each Pass Through Trust, the Special Distribution Dates will be the 11th day of any month, and the record date for any Special Distribution Date will be the fifteenth day preceding such Special Distribution Date.

  If any Regular Distribution Date or Special Distribution Date is not a Business Day, distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date may be made on the next succeeding Business Day without additional interest.

  For each Pass Through Trust, any Scheduled Payment or Special Payment to be distributed by such Pass Through Trust will be payable at the corporate trust office of the Pass Through Trustee in New York, New York, or at such other office or agency in the United States maintained for the payment of the related Pass Through

Certificates. All amounts payable on the Pass Through Certificates may, however, at the option of the Pass Through Trustee or its paying agent, be paid by check mailed to the person entitled thereto at the address shown in the Register for the applicable Series of Pass Through Certificates. (Pass Through Agreement, Section 5.02(d))

POOL FACTORS

  As of the date of issuance by the Pass Through Trustee of the Pass Through Certificates, and assuming that no early redemption, purchase or default in respect of the Equipment Trust Certificates shall occur, the aggregate scheduled repayments of principal on the Equipment Trust Certificate for each Pass Through Trust and the resulting Pool Factors for each such Pass Through Trust after taking into account each such repayment are set forth below:

                 PASS THROUGH TRUST, 1996-A1         PASS THROUGH TRUST, 1996-A2
                ---------------------------------   ---------------------------------
                   SCHEDULED                           SCHEDULED
                   PRINCIPAL                           PRINCIPAL
  REGULAR         PAYMENTS ON                         PAYMENTS ON
DISTRIBUTION    EQUIPMENT TRUST                     EQUIPMENT TRUST
    DATE          CERTIFICATE       POOL FACTOR       CERTIFICATE       POOL FACTOR
------------    ---------------     -----------     ---------------     -----------




THE PASS THROUGH TRUSTEE, THE INDENTURE TRUSTEE

  The Bank of New York will be the successor Pass Through Trustee for each of the Pass Through Trusts and will be the Paying Agent, Authenticating Agent and Registrar for such Pass Through Trust. The Pass Through Trustee and any of its affiliates may hold Pass Through Certificates in their own names. (Pass Through Agreement, Section 8.05). The Bank of New York also will be the Indenture Trustee under the Indenture under which the Equipment Trust Certificates will be issued. The Bank of New York also serves as indenture trustee in other aircraft leveraged lease transactions in which Delta is lessee and as indenture trustee under other indentures relating to debt securities issued by Delta. The Bank of New York maintains a commercial banking relationship with the Company and The Bank of New York or an affiliate thereof is the beneficial owner of certain aircraft leased to Delta.

                DESCRIPTION OF THE EQUIPMENT TRUST CERTIFICATES

  The following description of the particular terms of the Equipment Trust Certificates supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Equipment Trust Certificates set forth in the Prospectus, reference to which is hereby made.

  The statements under this caption are summaries and do not purport to be complete. The summaries make use of terms defined in, and are qualified in their entirety by reference to, the provisions of the Indenture, the Equipment Trust Certificates, the Lease, the Participation Agreement, the Trust Agreement and other related documents to be used in connection with the transactions described herein, the forms of which will be filed as exhibits to a Current Report on Form 8-K to be filed by Delta with the Commission in connection with this offering.

GENERAL

  Two Equipment Trust Certificates, each of which will have a different principal amount, interest rate, maturity date and schedule of principal payments, will be issued under the Indenture. The principal amount of the Equipment Trust Certificate held in each Pass Through Trust is as follows:

                                         PASS THROUGH      PASS THROUGH
                                        TRUST, 1996-A1    TRUST, 1996-A2
                                           % EQUIPMENT       % EQUIPMENT
AIRCRAFT-LEASE(1)                      TRUST CERTIFICATE TRUST CERTIFICATE TOTAL
-------------------------------------- ----------------- ----------------- -----
(Delta 1994-1)........................      $                  $           $

--------
(1) The Aircraft is a McDonnell Douglas MD-11 aircraft equipped with three Pratt & Whitney PW4460 engines.

  The Equipment Trust Certificate held in each Pass Through Trust will accrue interest on the unpaid principal amount thereof at the rate per annum set forth on the cover of this Prospectus Supplement applicable to the related Pass Through Certificates, which will be payable to the Pass Through Trustee on each April 11 and October 11, commencing on April 11, 1996, until the final distribution date for such Pass Through Trust. Interest on the Equipment Trust Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months. (Indenture, Section 2.04)

  Each Pass Through Trust will hold an Equipment Trust Certificate whose principal is payable through mandatory sinking fund redemptions on April 11 or
October 11, or both, of each year, commencing on     , in the case of the
Equipment Trust Certificate held in the Pass Through Trust relating to the
Series A1 Pass Through Certificates, and commencing on      , in the case of
the Equipment Trust Certificate held in the Pass Through Trust relating to the Series A2 Pass Through Certificates, in each case according to the schedule of the principal amounts to be redeemed on each sinking fund redemption date set forth below.

                        Pass Through Trust, 1996-A1
                          % Equipment Trust Certificate

         REGULAR
      DISTRIBUTION                                            PRINCIPAL
          DATES                                                PAYMENT
      ------------                                            ---------






           Total............................................
                                                                 =====
                          Pass Through Trust, 1996-A2
                          % Equipment Trust Certificate

         REGULAR
      DISTRIBUTION                                            PRINCIPAL
          DATES                                                PAYMENT
      ------------                                            ---------







          Total.............................................    $
                                                                =====

For each Equipment Trust Certificate, the mandatory sinking fund redemptions will retire the full principal amount of such Equipment Trust Certificate. (Indenture, Section 6.06)

  If any amount payable under any Equipment Trust Certificate or the Indenture falls due on a day that is not a Business Day, then such amount shall be payable on the next succeeding Business Day without additional interest. (Indenture, Section 3.01)

REDEMPTION OR PURCHASE OF EQUIPMENT TRUST CERTIFICATES

  The Equipment Trust Certificates will be subject to mandatory sinking fund redemptions as described above under "General."

  Redemption or Purchase with Premium. Without the consent of any holder of
  -----------------------------------
the Equipment Trust Certificates, the Equipment Trust Certificates (i) may, upon a request from Delta to the Owner Trustee and subject to the rights of the Owner Participant pursuant to Section 20 of the Participation Agreement, be redeemed in whole, but not in part, at any time, (ii) shall be redeemed in whole, but not in part, after the end of the Recapture Period, in connection with a voluntary termination by Delta of the Lease because the Aircraft has become obsolete or surplus with respect to Delta's requirements, (iii) shall be redeemed in whole, but not in part, at the request of the Owner Trustee if the Owner Participant has declared an Event of Loss pursuant to the last paragraph of Section 6(b) of the Participation Agreement, upon its incurring any value added tax on the Aircraft or the Rent not indemnified under such
Section 6(b) and which the Owner Participant judges to be burdensome to the Owner Participant and (iv) shall be redeemed in whole, but not in part, at Delta's request pursuant to Section 16(b) of the Participation Agreement upon a merger or consolidation of the Owner Participant in which the resulting corporation is an airline (of the type described therein) (Indenture, Article VI; Lease, Section 9(a); Participation Agreement, Sections 6(b) and 16(b)) (See "The Lease -- Termination," "The Lease -- Events of Loss" and "The Participation Agreement" below.) Such redemption shall be on prompt notice by first-class mail, which notice may be revoked by the Owner Trustee at any time on or before the proposed redemption date, except in the cases specified in
Section 6.03 of the Indenture. Such redemption shall be at a redemption price for each Equipment Trust Certificate equal to the outstanding principal amount of such Equipment Trust Certificate, together with accrued but unpaid interest thereon to (but excluding) the redemption date, plus an additional amount, if any, which, when added to such principal and interest would, if invested at such time in U.S. Treasury securities with maturities comparable to the Remaining Weighted Average Life (as defined below) of such Equipment Trust Certificate, yield the holder thereof a pretax yield equivalent to the yield the holder would have realized had he held such Equipment Trust Certificate to its maturity date (the "Redemption Premium"). The Redemption Premium for any Equipment Trust Certificate to be redeemed will be calculated by an independent investment banking institution of national standing appointed by Delta on behalf of the Owner Trustee or, if Delta fails to make such appointment or if a Lease Event of Default (as defined below under "The
Lease -- Lease Events of Default") or certain defaults relating to payment failures or bankruptcy under the Lease shall have occurred and be continuing, appointed by the Indenture Trustee (an "Independent Investment Banker"). In calculating the Redemption Premium with respect to any Equipment Trust Certificate, the Independent Investment Banker will first determine the Treasury Yield (as defined below) applicable to such Equipment Trust Certificate. The Independent Investment Banker then will determine the present values of (i) the remaining payments of interest on such Equipment Trust Certificate (other than accrued interest payable in connection with the relevant redemption or purchase) and (ii) the remaining mandatory sinking fund redemption payments of principal on such Equipment Trust Certificate by discounting each of such payments in accordance with generally accepted accounting principles on a semiannual basis at a discount rate equal to the Treasury Yield. If the sum of these present values exceeds the unpaid principal amount of the Equipment Trust Certificate to be redeemed, the difference will be the Redemption Premium payable upon redemption. If the sum is equal to or less than such principal amount, there will be no Redemption Premium payable upon redemption of such Equipment Trust Certificate.

  For purposes of determining the Redemption Premium, "Treasury Yield" means
(x) in the case of an Equipment Trust Certificate having a maturity date within one year after the applicable redemption date, the average yield to maturity on a government bond equivalent basis of the applicable United States Treasury Bill due the week of the maturity date of such Equipment Trust Certificate and (y) in the case of an Equipment Trust Certificate having a maturity date one year or more after the applicable redemption date, the average yield of the most actively traded United States Treasury Note (as reported by Cantor Fitzgerald Securities Corp. on page 5 of Telerate Systems, Inc., a financial news service, or if such report is not available, a source deemed comparable by the Independent Investment Banker selected to determine the applicable Redemption Premium and reasonably acceptable to Delta) corresponding in maturity to the Remaining Weighted Average Life of such Equipment Trust Certificate (or if there is no corresponding maturity, an interpolation of maturities determined by the Independent Investment Banker), in each case under (x) and (y) above determined by the Independent Investment

Banker selected to determine the applicable Redemption Premium based on the average of the bid prices as of 10 a.m. and 2 p.m., New York time, on the second Business Day preceding the redemption date. "Remaining Weighted Average Life" means, for either Equipment Trust Certificate, as of any determination date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining mandatory sinking fund redemption payment of principal on such Equipment Trust Certificate, including the payment due on the maturity date of such Equipment Trust Certificate, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such determination date, and the date on which such mandatory sinking fund redemption payment is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Trust Certificate. (Indenture, Articles I and VI)

  The Equipment Trust Certificates will be subject to redemption or purchase in whole, but not in part, at any time, at the direction of the Owner Participant if a Lease Event of Default under the Lease has occurred and has continued for not more than 180 days and no Indenture Event of Default (that does not arise out of a Lease Event of Default) has occurred and is continuing and the Equipment Trust Certificates have not become due and payable pursuant to the remedies provisions of the Indenture. Such redemption or purchase shall be at a price equal to the aggregate outstanding principal amount of the Equipment Trust Certificates to be redeemed or purchased, together with accrued but unpaid interest thereon to (but excluding) the date designated for such redemption or purchase, plus the Redemption Premium, if any, calculated for each Equipment Trust Certificate as set forth above. (Indenture, Articles I and VI, Section 8.02)

  See "Description of the Equipment Trust Certificates -- The Lease -- Purchase Options" and "-- The Participation Agreement" below for discussions of redemptions with a premium in connection with Delta's exercise of an option to purchase the Aircraft under certain circumstances.

  Redemption or Purchase without Premium. The Equipment Trust Certificates
  --------------------------------------
will be subject to redemption in whole, but not in part, at any time, if an Event of Loss (other than an Event of Loss deemed to have occurred pursuant to the last paragraph of Section 6(b) of the Participation Agreement, as described above) occurs with respect to the Aircraft (unless a replacement airframe (together, if applicable, with a replacement engine or engines) is substituted therefor). (See "The Lease -- Events of Loss" below.) Such redemption shall be at a redemption price equal to the aggregate unpaid principal amount of the Equipment Trust Certificates to be redeemed, together with interest accrued and unpaid, to (but excluding) the redemption date, but without premium. Such redemption shall be made with moneys deposited by Delta with the Indenture Trustee for the account of the Owner Trustee. (Indenture, Articles I and VI)

  At any time (i) after a Lease Event of Default has occurred and has continued for a period of at least 180 days and no Indenture Event of Default (that does not arise out of a Lease Event of Default) has occurred and is continuing and (ii) the Equipment Trust Certificates have not become due and payable pursuant to the remedies provisions of the Indenture, the Owner Trustee, at the direction of the Owner Participant, may redeem or purchase all but not less than all of the Equipment Trust Certificates. Any redemption or purchase by the Owner Trustee as contemplated by this paragraph shall be effected by depositing with the Indenture Trustee on the date designated for such redemption or purchase an amount equal to the aggregate unpaid principal amount of the Equipment Trust Certificates, together with accrued and unpaid interest and any other sum then due and payable on the Equipment Trust Certificates. The Indenture Trustee shall thereupon effect the redemption or purchase of all the Equipment Trust Certificates at the principal amount thereof plus accrued but unpaid interest thereon to (but excluding) the date designated for such redemption or purchase and any other amounts then due and payable on the Equipment Trust Certificates, but without premium. (Indenture, Sections 6.02 and 8.02)

  See "Remedies" below for a discussion of the redemption or purchase without a premium of the Equipment Trust Certificates after the Equipment Trust Certificates have been accelerated.

INVESTMENT OF FUNDS

  Funds, if any, held from time to time by the Indenture Trustee with respect to the Aircraft (i) as a result of the occurrence of a Lease Event of Default, an Indenture Event of Default or an Indenture Default based on a payment failure or bankruptcy of Delta, the Owner Trustee or the Trust Estate or the Owner Participant, which may cause the Indenture Trustee to hold funds otherwise distributable to the Owner Participant, (ii) as a result of an Event of Loss with respect to the Aircraft, or (iii) as otherwise provided under the Indenture, will be invested as permitted by the Lease in obligations of, or obligations fully guaranteed by, the United States of America; certificates of deposit, bankers' acceptances or time deposits made with or by certain banks, trust companies or national banking associations; commercial paper issued by a U.S. corporation whose commercial paper is rated the highest rating by a nationally recognized rating organization; any of the foregoing investments as part of a repurchase obligation with certain financial institutions; or overnight Federal funds. Any interest or other profit resulting from such investments, net of the Indenture Trustee's fees and expenses incurred in making such investment, will be held and applied in the same manner as the principal amount of such investment is to be applied and any losses, after taking into account such earnings and such reasonable fees and expenses, will be charged against the principal amount invested and Delta will be obligated to promptly pay such losses. (Indenture, Section 5.08; Lease, Section 24)

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

  Delta will be prohibited from consolidating with or merging into any other corporation under circumstances in which Delta is not the surviving corporation, or from conveying, transferring or leasing substantially all of its assets as an entirety to any other entity, unless (i) the successor or transferee entity is a U.S. Citizen, an "air carrier" within the meaning of and operating under the Aviation Act and a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia and (ii) the successor or transferee entity expressly assumes all the obligations of Delta contained in the Participation Agreement, the Lease, the Purchase Agreement, the Purchase Agreement Assignment and certain other agreements. (Participation Agreement, Section 12)

  The Equipment Trust Certificates will not have the benefit of any covenants in the Indenture that would afford the holders thereof protection in the event of a highly leveraged or other transaction involving Delta that may adversely affect such holders.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  Events of default under the Indenture (each, an "Indenture Event of Default") include: (a) any Lease Event of Default (other than a Lease Event of Default arising by failure to make an Excepted Payment unless the Owner Participant shall acquiesce in the treatment of such failure as an Indenture Event of Default) that has occurred and is continuing (see "The Lease -- Lease Events of Default" below); (b) failure of the Owner Trustee to pay (other than by reason of certain specified occurrences) any interest, principal or premium, if any, when due, continued for 10 Business Days, or any other amount when due under the Indenture or the Equipment Trust Certificates, continued unremedied for 10 days after receipt by the Owner Trustee of written demand therefor; (c) failure by the Owner Trustee, Wilmington Trust Company or the Owner Participant to perform the covenants contained in the Indenture or the Participation Agreement with respect to the discharge of certain liens, continued for 30 days after a Responsible Officer of Wilmington Trust Company, the Owner Trustee or the Owner Participant, as the case may be, shall have actual knowledge of such lien; (d) any representation or warranty made by the Owner Participant, Wilmington Trust Company or the Owner Trustee in the Indenture or in the Participation Agreement shall prove to have been false or incorrect at the time made in any respect material to the holders of the Equipment Trust Certificates and continues to be material to such holders at the time of receipt of the notice referred to below, and, if capable of remedy, is not remedied for 30 days after notice of such inaccuracy and a request for the remedy thereof by the Indenture Trustee or by holders of at least 25% in aggregate principal amount of Outstanding Equipment Trust Certificates; (e) other than as provided in clause (c) above, any failure by the Owner Trustee to observe or perform any of its covenants or obligations contained in the Indenture or in the Participation Agreement, or any failure by the Owner Participant to observe or perform any of its other covenants or obligations contained in the Participation Agreement which, in any case, is not remedied within 30 days (or if such covenant is capable of cure and such person is diligently proceeding to effect such a cure, 60 days) after notice thereof has been given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by the holders of at least 25% in aggregate principal amount of Outstanding Equipment Trust Certificates; (f) (i) any failure of the Owner Trustee to observe certain of its covenants in the Indenture or in the Participation Agreement, (ii) any failure of the Owner Participant to observe or perform certain of its respective covenants in the Participation Agreement or (iii) at any time while the Aircraft is registered in the United States, the Owner Trustee, Wilmington Trust Company or the Owner Participant shall do or fail to do any act expressly required by the Operative Documents or shall meet or fail to meet any condition expressly required by the Operative Documents (other than, in any such case, such act or condition that is the responsibility of Delta under the Indenture Documents), and as a result thereof the Lien of the Indenture shall cease to be a valid first priority perfected Lien on the Indenture Estate, or (g) the occurrence of certain specified events of bankruptcy, insolvency or reorganization of the Trust Estate, the Owner Trustee, the Owner Participant or its guarantor, if any. (Indenture, Section 7.01)

  If Delta fails to make any Basic Rent payment under the Lease within 10 Business Days after such payment is due, the Owner Trustee or the Owner Participant may furnish such Basic Rent payment, together with any interest due on account of such late payment, to the Indenture Trustee at any time during the 15 days after the expiration of 10 Business Days after notice from the Indenture Trustee to the Owner Trustee of such failure (the "15-Day Period"); provided that the Owner Trustee or the Owner Participant may not furnish such Basic Rent payment if Delta shall have failed to make a Basic Rent payment under the Lease when due either (i) on three consecutive Basic Rent payment dates immediately preceding the default in question or (ii) on a total of six or more previous Basic Rent payment dates. During any 15-Day Period, the Indenture Trustee may not declare the Lease in default or exercise any remedies otherwise available under the Indenture or the Lease based solely on such failure to make a Basic Rent payment until such 15-Day Period has expired without such payment. (Indenture, Section 8.03)

  The Owner Trustee or the Owner Participant may, in the case of a Lease Event of Default arising from any other failure by Delta in the performance of its covenants, conditions or obligations under the Lease which can be cured by the payment of money, within 15 days, or within five Business Days in the case of certain recently cured defaults (the "Nonpayment Cure Period"), after notice of the occurrence of such Lease Event of Default, or after the expiration of the applicable grace period, cure such default by payment as appropriate and such payment will be deemed to cure any Indenture Event of Default arising from such failure; provided that during any Nonpayment Cure Period the Indenture Trustee may not exercise any remedies otherwise available under the Indenture or the Lease to the extent such exercise is based solely on the Lease Event of Default being cured pursuant thereto.

  Nothing contained in the Indenture shall preclude the Owner Participant, the Owner Trustee or any other person from lending Delta the funds required for any Basic Rent payment or any other payments due under the Lease or from conducting any banking or financial transactions with Delta, including without limitation the making of loans or other extensions of credit to Delta for any purpose whatsoever, whether related to any of the transactions relating to the Indenture or otherwise. (Indenture, Section 15.12; Lease, Section 16)

  The Indenture provides that the Indenture Trustee must, within 90 days after the occurrence of any event actually known to a Responsible Officer of the Indenture Trustee that is an Indenture Default thereunder, give notice thereof to the holders of the Equipment Trust Certificates, to the Owner Trustee and the Owner Participant promptly (within one Business Day after a failure to pay Basic Rent), unless such Indenture Default shall have been cured before the giving of such notice, provided that the Indenture Trustee must not give such notice to such holders until the earlier of the time at which such Indenture Default becomes an Indenture Event of Default thereunder or the expiration of a period of 60 days from the occurrence of such Indenture Default, and provided further that the Indenture Trustee will not be liable to the holders of Equipment Trust Certificates for withholding such notice, except in the case of a default in the payment of the principal of or interest on or other amount due under any Equipment Trust Certificate, if it in good faith determines that the withholding of such notice is in the interest of the holders of the Equipment Trust Certificates. (Indenture, Section 7.12)

  The holders of not less than a majority in aggregate principal amount of Outstanding Equipment Trust Certificates may on behalf of all holders thereof waive any past Indenture Default and its consequences, except that consent from each holder is required with respect to a waiver of such a Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Equipment Trust Certificate then Outstanding under the Indenture or in respect of any covenant or provision of the Indenture or any other Operative Document that, pursuant to the provisions of the Indenture, cannot be modified or amended without the consent of each holder affected thereby. (Indenture, Section 7.11)

  Delta is required under the Participation Agreement to furnish annually to the Owner Trustee and the Indenture Trustee a certificate to the effect that a review has been made of Delta's transactions and condition during the preceding calendar year and that such review has not disclosed nor does the signer of the certificate know of any Lease Event of Default under the Lease, or if any such Lease Event of Default existed or exists, stating its nature and period of existence and what action Delta has taken, is taking or proposes to take with respect to it. (Participation Agreement, Section 12)

REMEDIES

  The Indenture provides that, subject to the Owner Trustee's right to cure certain defaults and to purchase the Equipment Trust Certificates, if an Indenture Event of Default has occurred and is continuing, the Indenture Trustee may, after the expiration of 10 days from the time the Indenture Trustee notifies the Owner Trustee and the Owner Participant that it intends to exercise its remedies (including acceleration of the Equipment Trust Certificates) under the Indenture or under the Lease, exercise certain rights or remedies available to it pursuant to the Indenture and any and all of the remedies afforded to the Owner Trustee by the Lease for Lease Events of Default. (See "The Lease -- Lease Events of Default" below.) Such remedies may be exercised by the Indenture Trustee to the exclusion of the Owner Trustee, the Owner Participant and Delta. If the Aircraft is sold in the exercise of such remedies, it will be free and clear of any rights of those parties (other than, in certain cases, rights of redemption provided by law), including the rights of Delta under the Lease. (Indenture, Sections 7.02, 7.03 and 8.02)

  Notwithstanding the rights and powers of the Indenture Trustee described above, the Indenture Trustee may not exercise any remedy under the Indenture as a result of an Indenture Event of Default occurring solely by virtue of one or more Lease Events of Default unless the Indenture Trustee, as assignee of the Owner Trustee's rights under the Lease, has declared the Lease to be in default in accordance with Section 15 thereof and is attempting to exercise one or more of the remedies thereunder in the manner and to the extent set forth in the Indenture; provided, however, that such requirement to exercise one or more of such remedies under the Lease shall not apply in circumstances where the Indenture Trustee is, and has been for a continuous period in excess of 60 days or such other period as may be specified in Section 1110(a)(1) of the Bankruptcy Code (such 60-day or other period being the "Section 1110 Period"), involuntarily stayed or prohibited by applicable law or court order from exercising such remedies under the Lease (a "Continuous Stay Period"); provided, further, however, that the requirement to attempt in good faith to exercise one or more of such remedies under the Lease shall nonetheless be applicable during a Continuous Stay Period subsequent to the expiration of the
Section 1110 Period to the extent that the continuation of such Continuous Stay Period subsequent to the expiration of the Section 1110 Period (A) results from an agreement by Delta during the Section 1110 Period with the approval of the relevant court to perform the Lease in accordance with Section 1110(a) of the Bankruptcy Code or (B) is an extension of the Section 1110 Period with the consent of the Indenture Trustee pursuant to Section 1110(b) of the Bankruptcy Code or (C) results from Delta's assumption during the
Section 1110 Period with the approval of the relevant court of the Lease pursuant to Section 365 of the Bankruptcy Code or (D) is the consequence of the Indenture Trustee's own failure to give any requisite notice to any person or (E) is pursuant to a judicial stay pending the resolution of litigation with respect to the applicability of Section 1110 of the Bankruptcy Code and there is either no Lease Event of Default other than one arising solely from Delta's bankruptcy or any such other Lease Event of Default has been cured; provided, further, however, that such requirement to exercise one or more of such remedies under the Lease during a Continuous Stay Period subsequent to the expiration of the Section 1110 Period based upon a judicial stay as provided for in this clause (E) shall in any event cease to be applicable subsequent to the 120th day of such Continuous Stay Period. During such period the Indenture Trustee may take such action and commence such processes as it may determine are necessary or advisable to foreclose on the Lien of the Indenture but all such actions and processes shall, during such period, not be completed to effect a foreclosure. If the Indenture Trustee shall acquire the Aircraft pursuant to a foreclosure under the Indenture while such stay is still in effect and consummate a resale of the Aircraft within six months of such acquisition, the net proceeds from such resale in excess of the amounts owed to the holders of the Equipment Trust Certificates will be paid to the Owner Trustee. (Indenture, Section 7.02(a); Lease, Section 15)

  If an Indenture Event of Default occurs as a result of certain specified events of bankruptcy, insolvency or reorganization of the Trust Estate, the Owner Trustee, the Owner Participant, or its guarantor (if any), then the unpaid principal of all Outstanding Equipment Trust Certificates, together with interest accrued but unpaid thereon and all other amounts due thereunder and under the Indenture, immediately and without further act shall become due and payable. If any other Indenture Event of Default occurs and is continuing, the Indenture Trustee, acting on its own, or at the direction of holders of not less than 25% in aggregate principal amount of Outstanding Equipment Trust Certificates, may declare the principal of all the Equipment Trust Certificates immediately due and payable, together with all accrued but unpaid interest thereon and all other amounts due thereunder and under the Indenture, by written notice or notices to the Owner Trustee and Delta. The holders of a majority in aggregate principal amount of all the Outstanding Equipment Trust Certificates may annul any such declaration by the Indenture Trustee at any time prior to the sale or disposition of the Indenture Estate, if (i) there has been paid to or deposited with the Indenture Trustee an amount sufficient to pay all overdue installments of interest on the Equipment Trust Certificates, the principal on the Equipment Trust Certificates that has become due otherwise than by such declaration of acceleration, and all other amounts then payable under the Indenture or Equipment Trust Certificates and (ii) all Indenture Events of Default (other than the nonpayment of principal that has become due solely because of such acceleration) have been cured or waived. (Indenture, Sections 7.02(b) and (c))

  In the event of the bankruptcy of the Owner Participant, it is possible that, notwithstanding the fact that the Aircraft is owned by the Owner Trustee in trust, the Aircraft, the Lease and Equipment Trust Certificates might become part of the bankruptcy proceeding. In such event, payments under the Lease or Equipment Trust Certificates might be interrupted and the ability of the Indenture Trustee to exercise its remedies under the Indenture might be restricted, although the Indenture Trustee would retain its status as a secured creditor in respect of the Lease and Aircraft.

  At any time while the Equipment Trust Certificates have become due and payable pursuant to the remedies provisions in the Indenture, the Owner Participant may direct the Owner Trustee to pay to the Indenture Trustee for distribution to the holders of the Equipment Trust Certificates an amount equal to the aggregate unpaid principal amount of all Outstanding Equipment Trust Certificates plus all accrued and unpaid interest thereon to the date of payment and all other amounts due under the Indenture, but without premium, including the expenses of the Indenture Trustee. In the event of a redemption, the Equipment Trust Certificates will cease to accrue interest after the later of (i) such payment by the Owner Trustee to the Indenture Trustee and (ii) the redemption date. After distribution of such payment to the holders of the Equipment Trust Certificates, the Indenture Trustee shall release the Indenture Estate from the Lien of the Indenture. (Indenture, Sections 8.02(b) and 14.01)

  The right of any holder of an Equipment Trust Certificate to institute an action for any remedy under the Indenture (including the right to enforce payment of the principal of, premium, if any, and interest on such Equipment Trust Certificate when due) is subject to certain conditions precedent, including a request to the Indenture Trustee by the holders of not less than 25% in aggregate principal amount of Outstanding Equipment Trust Certificates to take action, and an offer to the Indenture Trustee of reasonable indemnification against liabilities incurred by it in doing so. (Indenture, Sections 7.08 and 7.09)

  The holders of not less than a majority in aggregate principal amount of Outstanding Equipment Trust Certificates may direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or of exercising any trust or power conferred on the Indenture Trustee but, in such event, the Indenture Trustee is entitled to be indemnified by the holders of the Equipment Trust Certificates before proceeding so to act and the Indenture Trustee may not be held liable for any such action taken in good faith. (Indenture, Section 7.10 and Article XI)

  If an Indenture Event of Default occurs and is continuing, any sums held or received by the Indenture Trustee under the Indenture will be applied to reimburse the Indenture Trustee for any tax, expense or other loss incurred by it and to pay any other amounts due the Indenture Trustee prior to any payments to the holders of the Equipment Trust Certificates. (Indenture, Section 5.03)

  Section 1110 of the Bankruptcy Code. Section 1110 of the Bankruptcy Code
  -----------------------------------
provides that the right of lessors, conditional vendors and holders of purchase money equipment security interests with respect to aircraft used by air carriers operating under certificates issued under Section 41101 or 41103 of the Aviation Act to take possession of such aircraft in compliance with the provisions of the lease, conditional sale contract or purchase money equipment security agreement, as the case may be, is not affected by (a) the automatic stay provision of the Bankruptcy Code, which provision enjoins the taking of virtually all actions against a debtor and property of its bankruptcy estate by a creditor, (b) the provision of the Bankruptcy Code allowing the trustee or debtor in possession to use, sell or lease property of the debtor and (c) any power of the bankruptcy court to enjoin a repossession.
Section 1110 provides, however, that the right of a lessor, conditional vendor or holder of a purchase money equipment security interest to take possession of an aircraft in the event of a default may not be exercised for 60 days following the date of commencement of the reorganization case (unless specifically permitted by the bankruptcy court) and may not be exercised at all if, within such 60-day period, the trustee or debtor in possession agrees to perform the debtor's obligations that become due on or after such date and cures all existing defaults (other than a default that is a breach of a provision relating to the financial condition, insolvency or bankruptcy of the debtor). Delta has been advised by its counsel that the Owner Trustee, as Lessor under the Lease, and the Indenture Trustee, as assignee of the Owner Trustee's rights under the Lease pursuant to the Indenture, should be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to the Aircraft.

  Marketability of Aircraft. The market for aircraft, whether new or used, is
  -------------------------
and will be affected by many factors including, among other things, the supply of similarly equipped aircraft of the same make and model, the demand for such aircraft by airlines and the cost and availability of financing to potential purchasers of such aircraft. Each of these factors, in turn, will be affected by various circumstances including, among other things, current and anticipated demand for passenger and cargo air services, the relative capacity of airlines to provide such services, the current and projected profitability of providing such services, the economic condition of the domestic and international airline industries and global economic and financial developments generally. In addition, the marketability of a particular aircraft will be affected by factors such as the reputation and actual performance record of the airline with respect to maintenance, the compliance of the aircraft with federal noise and other environmental standards and the manufacturer's support. Since the market for aircraft will fluctuate over time to reflect changes in these circumstances, and because of the unique factors that would affect market value in a forced disposition of an aircraft, it is impossible to predict the resale value for the Aircraft to be sold upon the exercise of the Indenture Trustee's remedies under the Indenture. Accordingly, there can be no assurance that the net proceeds realized from the sale or other disposition of the Aircraft in the exercise of such remedies will be sufficient to satisfy in full amounts due and payable on the Equipment Trust Certificates.

MODIFICATION OF AGREEMENTS

  Without the consent of the holders of 50% in aggregate principal amount of Outstanding Equipment Trust Certificates, the provisions of the Indenture, the Lease, the Participation Agreement and the Trust Agreement may not be amended or modified, except to the extent indicated below. Certain provisions of the Lease, the Participation Agreement and the Trust Agreement may be amended or modified without the consent of the holders of the Outstanding Equipment Trust Certificates; provided that, without the consent of the holder of each Outstanding Equipment Trust Certificate directly or indirectly affected thereby, no such amendment or modification with respect to the Lease may reduce the amount of or change the timing of payment of, any payment of Basic Rent, any other rental payments, Stipulated Loss Value or Termination Value, or certain other amounts, as the case may be, below the amount required to pay as and when due (i) all principal, premium, if any, and interest payable on the Equipment Trust Certificates and (ii) any other amounts required to be paid pursuant thereto or under the Indenture. (Indenture, Sections 13.01, 13.02 and 13.07)

  Certain provisions of the Indenture may be amended or modified without the consent of the holders of the Outstanding Equipment Trust Certificates if such amendments or modifications are not adverse to the interests of such holders. Without the consent of each holder of an Equipment Trust Certificate, no amendment or modification of the Indenture may (a) reduce the principal amount of, or premium, if any, or interest due on or rate of interest payable on any Equipment Trust Certificate or change the date on which any such principal, premium, if any, or interest payment is due and payable, (b) create or permit the creation of any Lien with respect to the Indenture Estate ranking prior to or on a parity with the Lien created by the Indenture or deprive the holder of any Equipment Trust Certificate of the Lien of the Indenture on the Indenture Estate, or (c) reduce the percentage of the aggregate principal amount of Equipment Trust Certificates necessary to modify or amend any provision of the Indenture or to waive compliance therewith. (Indenture, Article XIII)

THE INDENTURE TRUSTEE

  The Indenture provides that in the case of any Indenture Event of Default thereunder, the Indenture Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Generally, the Indenture Trustee will not be liable for any error of judgment made in good faith, unless the Indenture Trustee was negligent in ascertaining the pertinent facts, or for any action taken or not taken by it in good faith in accordance with the direction of the holders of not less than a majority in aggregate principal amount of the Outstanding Equipment Trust Certificates. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the trusts or powers vested in it under the Indenture at the request of any holders of Equipment Trust Certificates unless they shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred. The Indenture provides that the Indenture Trustee and the Owner Trustee may become the owner or pledgee of Equipment Trust Certificates and, subject to certain conditions, the Indenture Trustee may otherwise deal with the Owner Trustee with the same rights it would have if it were not the Indenture Trustee. (Indenture, Sections 9.02, 9.03 and 9.05)

THE LEASE

  Term and Rentals. The Aircraft has been leased by the Owner Trustee to Delta
  ----------------
for a term that commenced on the date of the delivery of the Aircraft to the Owner Trustee and expires on a date not earlier than the latest maturity date of the Equipment Trust Certificates, unless previously terminated or extended, as permitted by the Lease. The Basic Rent payments by Delta under the Lease are payable on each April 11 and October 11 (or, in each case, if such day is not a Business Day, on the next succeeding Business Day), and have been assigned under the Indenture by the Owner Trustee to the Indenture Trustee to provide the funds necessary to make payments of principal and interest due from the Owner Trustee on the Equipment Trust Certificates. (Lease, Section 3; Indenture, Granting Clause and Section 3.01)

  Rent payments that Delta is obligated to make under the Lease will not be less than the payments of principal, premium, if any, and interest then due and owing on the Equipment Trust Certificates. Under no circumstances will the Basic Rent payments which Delta is obligated to make under the Lease on the related payment dates be less than the aggregate amount of principal and interest payable on such dates on the Equipment Trust Certificates. Delta's obligations to make rental payments and to cause other payments to be made under the Lease are general obligations of Delta. (Lease, Section 3)

  Net Lease. Delta's obligations in respect of the Aircraft are those of a
  ---------
lessee under a "net lease." Accordingly, Delta is obligated to pay all costs of operating the Aircraft and, at its expense, to modify, inspect, test, operate, maintain, service and repair the Aircraft so as to keep the Aircraft in good operating condition and, except if the Aircraft is being maintained, serviced, repaired, tested or modified as permitted or required by the Lease, in such condition as may be necessary to enable the airworthiness certification thereof to be maintained in good standing at all times under the Aviation Act, or, under certain circumstances, under the applicable requirements of the aeronautical authority of another country of registry (see "Description of the Equipment Trust Certificates--Registration of the Aircraft" in the Prospectus). (Lease, Section 7(a))

  Except as set forth below, Delta is obligated to replace or cause to be replaced all parts that may from time to time be incorporated or installed in or attached to the Aircraft or any Engine and that may become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use. Any such replacement part becomes subject to the Lease and the Lien of the Indenture in lieu of the part replaced. (Lease, Sections 8(a) and 10(b); Indenture, Granting Clause) Delta must make all alterations, modifications and additions to the Aircraft necessary to meet the applicable requirements of the FAA and any other governmental authority with jurisdiction (domestic or foreign) over the Aircraft. Delta or any permitted sublessee or transferee with respect to the Aircraft (a "Permitted Sublessee") may in good faith contest the validity or application of any such requirements in any reasonable manner which does not adversely affect the Owner Trustee, the Owner Trustee's title to or interest in the Aircraft, the Lien of the Indenture or the interest of the Indenture Trustee or incur a risk of the assertion of criminal charges against the Owner Participant or the Owner Trustee. Delta or, with Delta's approval, any Permitted Sublessee may make other alterations, modifications and additions to the Aircraft so long as such alterations, modifications or additions do not materially decrease the value, utility, performance or remaining useful life of the Aircraft or cause the Aircraft to become "limited use property." Title to parts incorporated in the Aircraft as a result of such other alterations, modifications or additions will, subject to certain conditions, remain in Delta or any Permitted Sublessee unless and until returned with the Aircraft to the Owner Trustee. Also, in certain circumstances, Delta or any Permitted Sublessee is permitted to remove parts (without replacement) from the Aircraft (and therefore from the Lien of the Indenture) if Delta or such Permitted Sublessee deems them to be obsolete or no longer appropriate or suitable for use in the Aircraft so long as such removals do not materially decrease the value, utility or remaining useful life of the Aircraft or cause the Aircraft to become "limited use property". (Leases, Section 8(c))

  Subleasing and Possession. On terms and conditions specified in the Lease,
  -------------------------
Delta is permitted to sublease the Aircraft or an Engine to the United States government or any instrumentality or agency thereof, to any United States certificated air carriers or to certain foreign air carriers (such certificated air carriers and foreign air carriers being collectively called "Permitted Air Carriers"). The term of any such sublease may not, in any event, extend beyond the term of the Lease, and in the case of foreign air carriers, may not commence until at least September 30, 2001. A Permitted Air Carrier may not further sublease the Aircraft. Moreover, any sublease notwithstanding, Delta remains primarily liable for rental payments and for the performance of the other obligations of the Lessee set forth in the Lease and the Participation Agreement as if no sublease had occurred. Furthermore, any sublease to a Permitted Air Carrier entered into for a term longer than 18 months must be assigned to the Indenture Trustee as security for the benefit of the holders of the Equipment Trust Certificates, provided that generally the rental payments under any such sublease will not be required to be made to or vest in the Indenture Trustee (as assignee of the Owner Trustee) unless or until a Lease Event of Default has occurred and is continuing. (Lease, Sections 7(b) and 7(g))

  In addition, subject to certain limitations, Delta is permitted to transfer possession of the Aircraft or Engine other than by sublease, including transfers of possession by Delta or any Permitted Sublessee in connection with normal interchange and pooling arrangements with certain air carriers and certain vendors, transfers of possession in connection with maintenance or modifications and transfers of possession in connection with the Civil Reserve Air Fleet Program (the "CRAF Program"). If the Aircraft is subleased or the possession thereof is otherwise transferred, the Aircraft will nonetheless remain subject to the Lease and to the Lien of the Indenture. The Aircraft currently is subject to the CRAF Program. (Lease, Section 7(b))

  Generally, Delta may install an Engine on another aircraft. Such Engine, however, will remain subject to the Lease and to the Lien of the Indenture. (Lease, Section 7(b))

  Liens. The Aircraft is required to be maintained free of any Liens, other
  -----
than the respective rights of the Owner Participant, the Owner Trustee, the Indenture Trustee, the holders of the Equipment Trust Certificates and Delta arising under the Lease, the Indenture, the Participation Agreement and the Trust Agreement, and other than certain limited Liens permitted under the Lease and the Indenture, including: Liens for taxes either not yet due or being contested in good faith by appropriate proceedings, so long as such Liens and proceedings do not involve any material risk of the sale, forfeiture or loss (or loss of use) of the Aircraft or any Engine or any risk of the assertion of criminal charges against the Owner Trustee, the Owner Participant or the Indenture Trustee; materialmen's, mechanics', employees' and other similar liens arising in the ordinary course of business and either not yet delinquent or being contested in good faith by appropriate proceedings, so long as there is not, and such Liens and proceedings do not involve, any material risk of the sale, forfeiture or loss (or loss of use) of the Aircraft; and judgment Liens that are discharged or being appealed in good faith and such appeal is initiated within 60 days after the entry of the judgment, in any case so long as there is not, and such Liens do not involve, a material risk of the sale, forfeiture or loss (or loss of use) of the Aircraft. (Lease, Section 6)

  Operation. Delta may not fly or locate the Airframe or any Engine in any
  ---------
area excluded from coverage by any insurance policy in effect with respect to such equipment required by the Lease unless Delta has obtained indemnification from the United States government, or other insurance in lieu of indemnification, against the risks and in the amounts required by the Lease covering such area (except in the case of a requisition for use by the United States government, to the extent that Delta certifies that such insurance is unobtainable or is obtainable only at unreasonably high rates or on unduly burdensome terms and conditions) or unless the equipment is only temporarily located in such area as a result of an emergency or other similar unforeseen circumstance and Delta is using good faith efforts to remove the equipment from such area. (Lease, Sections 7(a) and 11)

  Termination. So long as no Lease Event of Default shall have occurred and be
  -----------
continuing, Delta may on the eleventh day of any month that occurs after the end of the Recapture Period terminate the Lease if a specified executive officer of Delta certifies that the Aircraft has become obsolete or surplus with respect to Delta's requirements. Delta is required to give notice to the Owner Trustee, the Owner Participant and the Indenture Trustee of its intention to exercise its right of termination prior to the proposed date of termination as specified in the Lease. Delta, as non-exclusive broker for the Owner Trustee, is then required to use reasonable efforts to obtain bids for the cash purchase of the Aircraft on the termination date. The Owner Participant may submit a bid for the Aircraft. Delta itself, however, is not permitted to bid or to accept a bid from any person acting for or affiliated with Delta. On the termination date specified in Delta's notice of termination, the Owner Trustee is required to sell the Aircraft for cash to the party submitting the highest bid, subject, however, to Delta's right to reject any bid that is less than the applicable Termination Value (which is an amount no less than the aggregate unpaid principal amount of the Outstanding Equipment Trust Certificates plus accrued and unpaid interest thereon) plus certain expenses if such purchaser's intended use of the Aircraft does not afford the Owner Participant its intended tax benefit. The proceeds of such sale, net of all expenses of the sale and certain amounts, if any, payable to other persons as set forth in the Lease, will be paid to the Owner Trustee. If the net proceeds received from such sale are less than the outstanding principal of, accrued interest and premium, if any, on the Equipment Trust Certificates, Delta is required to pay to the Indenture Trustee an amount equal to that difference, together with certain other amounts, which under any circumstance will be sufficient to satisfy all amounts due to the holders of the Equipment Trust Certificates. At such time the Equipment Trust Certificates will be redeemed in full. (See "Redemption or Purchase of Equipment Trust Certificates" above.) The Lien of the Indenture will terminate after the Equipment Trust Certificates have been paid in full and, if all amounts due to the Owner Participant in respect of the Aircraft have also been paid, the Lease shall terminate and the obligation of Delta thereafter to make rental payments with respect thereto shall cease. If the Aircraft is not sold on the proposed termination date, the Lease, including all of Delta's obligations thereunder, will continue in effect and the Equipment Trust Certificates will remain outstanding. If, after receiving a termination notice from Delta, the Owner Participant pays to the Indenture Trustee funds in an amount equal to the principal of, premium, if any, interest and all other amounts outstanding on the Equipment Trust Certificates together with any other amounts due and payable to the Indenture Trustee or the holders of such Equipment Trust Certificates under the Lease, the Indenture or the Participation Agreement, the Owner Participant may retain the Aircraft. (Lease, Section 9(a); Indenture, Sections 6.02 and 14.01)

  Engine Substitutions.  So long as no Lease Event of Default has occurred and
  --------------------
is continuing, at any time upon at least 30 days prior notice, Delta is permitted to substitute for any Engine not then installed or held for use on the Aircraft another engine of the same make and model (or, under certain circumstances, engines of another manufacturer) in at least as good condition or repair as required by the Lease, and of at least the same value and utility as such Engine, provided that after any replacement, all Engines on the Aircraft are of identical make and model. In such case, the substituted engine shall be subject to the Lease and the Lien of the Indenture in lieu of the replaced Engine. (Lease, Sections 9(b) and 10(b))

  Purchase Options. Delta may, by irrevocable written notice delivered to the
  ----------------
Owner Trustee not more than 180 days or less than 90 days prior to       ,
elect to purchase the Aircraft on such specified date. In connection with any such purchase, Delta is required either (x) to pay any principal of, premium, if any, and interest on the Equipment Trust Certificates or (y) to cause the indebtedness represented by the Equipment Trust Certificates to be a direct and full recourse obligation of Delta secured by a first priority security interest in the Aircraft and certain related collateral. If Delta elects to purchase the Aircraft and to pay the amount equal to the principal of, premium, if any, and interest on the Equipment Trust Certificates, then upon payment to the Owner Trustee of the full purchase price for the Aircraft determined in accordance with the Lease and all other amounts owing to the parties to the Participation Agreement, the Lease and the Lien of the Indenture will terminate. If Delta elects to purchase the Aircraft and to cause the Equipment Trust Certificates to become direct and full recourse obligations of Delta as described in clause (y) of the second sentence of this paragraph, then the

Operative Documents will be amended to provide for such assumption by Delta and the release of the Owner Trustee and the Owner Participant from any obligations under the Equipment Trust Certificates, the Indenture and any other Operative Documents, and upon payment to the Owner Trustee of the full purchase price for the Aircraft determined in accordance with the Lease and all other amounts owing to the parties to the Participation Agreement, the Owner Trustee will transfer all of its right, title and interest in and to the Aircraft to Delta. For a discussion of the tax consequences of Delta's assumption of the Owner Trustee's obligations under the Equipment Trust Certificates, see "Federal Income Tax Consequences" in the Prospectus. (Lease,
Section 5(b); Participation Agreement, Section 16(b))

  Prior to the termination of the Lease, after the final maturity of the Equipment Trust Certificates, Delta has certain options to renew the Lease or purchase the Aircraft. (Lease, Section 5)

  Events of Loss. If an Event of Loss (as defined below) occurs with respect
  --------------
to the Aircraft (unless Delta has elected to replace the Aircraft in accordance with the provisions described in the following paragraph), Delta is obligated to pay to the Indenture Trustee the Stipulated Loss Value, plus any other amounts, whether rent, interest, premium or otherwise, owing by Delta to the Owner Trustee, the Owner Participant, the holders of the Equipment Trust Certificates or the Indenture Trustee under the Lease or the Participation Agreement upon the earlier of 120 days following the occurrence of the Event of Loss and 15 days following the date of receipt of insurance proceeds with respect to such Event of Loss. The Indenture Trustee will apply such amounts held by it to redeem the Outstanding Equipment Trust Certificates, whereupon the Lien of the Indenture and the Lease will terminate with respect to the Aircraft, title thereto will be transferred to Delta and the obligation of Delta thereafter to make rental payments with respect thereto will cease. (Lease, Section 10(a); Indenture, Section 5.02)

  Provided that no Event of Default or certain defaults relating to payment failures or bankruptcy events, shall have occurred and be continuing and Delta has reimbursed the reasonable expenses of all parties entitled thereto, Delta may elect to replace the Aircraft after an Event of Loss with respect thereto (other than an Event of Loss declared pursuant to Section 6(b) of the Participation Agreement). If Delta elects to replace the Aircraft, it must do so within 120 days from the date of the Event of Loss with a McDonnell Douglas MD-11 airframe delivered initially by the manufacturer no earlier than 1993, in passenger configuration, having at least the same value, utility and remaining useful life as the airframe being replaced, duly certified as an airworthy aircraft by the FAA, and in at least as good operating condition as required by the Lease, together with engines meeting the requirements for replacement Engines described below. If Delta elects to replace the Aircraft but fails to effect such replacement within 120 days from the date of the Event of Loss, Delta is required to provide security to the Indenture Trustee in an amount equal to any deficiency between the Stipulated Loss Value applicable upon the occurrence of such Event of Loss and any amount held by the Indenture Trustee with respect to such Event of Loss, provided that if Delta fails to effect such replacement within 180 days following the occurrence of such Event of Loss, Delta will be deemed to have elected not to replace the Aircraft and must immediately pay to the Indenture Trustee the balance of the amount described in the first sentence of the preceding paragraph. (Lease, Section 10(a))

  If an Event of Loss occurs with respect to an Engine alone, Delta is required to replace such Engine within 60 days from the date of the Event of Loss with another engine of the same make and model (or, under certain circumstances, engines of another manufacturer) and having at least the same value and utility as the Engine being replaced had immediately prior to the occurrence of such Event of Loss, and in at least as good operating condition and repair as required by the Lease, provided that after any replacement all Engines are of identical make and model. (Lease, Section 10(b))

  An "Event of Loss" with respect to the Aircraft or an Engine for the Aircraft includes any of the following events: (a) loss of such property or the use thereof due to theft or disappearance of such property for a period of 120 days, or, such longer period not to exceed one year from the time such loss initially occurred (or 180 days if Delta's senior unsecured long-term debt is not rated "investment grade"), but only so long as Delta is diligently pursuing the recovery of such property and the location of such property is known or, in any event, if such loss is continuing on the last day of the applicable term; (b) loss of such property due to destruction, damage beyond repair or rendition of such property permanently unfit for normal use by Delta for any reason whatsoever; (c) any damage to such property or other event which results in an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss; (d) any seizure, condemnation, confiscation or taking of, or requisition of title to or use of, such property by any governmental authority or purported governmental authority, but, in any case involving loss of use thereof but not of title thereto, only if such loss of use continues for a period of twelve months or until the last day of the Lease term, whichever first occurs, provided that if such loss of use results from action by the United States or any agency thereof, the obligations of which have the full faith and credit of the United States, only if such loss of use continues beyond the Lease term; (e) as a result of any law, rule, regulation, order, or other action by the FAA, the United States Department of Transportation or any other governmental body (including any court) having jurisdiction, the use of such property in the normal course of business shall have been prohibited for a period of six consecutive months unless Delta, prior to the expiration of such six-month period, shall have undertaken and shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of such property but, in any event, if such prohibition is continuing on of the last day of the term; or (f) Delta ceases to be a "certificated air carrier" within the meaning of Section 1110 of the Bankruptcy Code and, as a result thereof, the benefits of Section 1110 of the Bankruptcy Code have, in the reasonable opinion of counsel chosen by the Owner Participant or the Indenture Trustee, ceased to be available to the Owner Trustee and the Indenture Trustee. An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe. (Lease,
Section 1) In addition to the foregoing, if the Owner Participant incurs (or would incur pursuant to legislation scheduled to go into effect) any value added tax on the Aircraft or the Rent for which it is not indemnified by Delta, which tax the Owner Participant judges to be burdensome, then the Owner Participant may declare an Event of Loss to have occurred. If an Event of Loss is so declared, then, unless Delta shall have assumed liability for such tax, Delta shall have the obligations described in the first paragraph under the caption "Event of Loss" in the Prospectus. (Participation Agreement, Section
         -------------
6(b))

  Lease Events of Default. Events of default under the Lease (each, a "Lease
  -----------------------
Event of Default") include, among other things: (a) failure by Delta to pay any Basic Rent, Stipulated Loss Value or Termination Value within 10 Business Days after the same shall have become due; (b) failure by Delta to pay any other amount under the Lease or the Participation Agreement or any other Operative Document within 10 Business Days after Delta has received written demand therefor from the person entitled to receive such payment, provided, that a failure to make an Excepted Payment shall not constitute a Lease Event of Default until the Owner Participant shall so declare it by notice in writing to Delta; (c) any representation, warranty, certification or statement made by Delta under the Lease or under the Participation Agreement or any other Operative Document or made pursuant thereto shall prove to have been inaccurate in any material respect when made, remains material to the Owner Trustee at the time discovered and remains uncured for a period of 30 days after receipt by Delta of a notice from the Owner Trustee of such inaccuracy;
(d) failure by Delta to carry and maintain insurance on or in respect of the Aircraft in accordance with the provisions of the Lease (which include insurance provisions for periods when the Aircraft is not operated); (e) failure by Delta to perform or observe in any material respect any other covenant, condition or agreement to be performed or observed by it under the Lease or under the Participation Agreement or any other Operative Document and such failure shall continue unremedied for a period of 30 days after Delta shall have received notice of such failure, provided that generally no such
                                            --------
failure shall constitute a Lease Event of Default so long as such failure is curable, such failure does not result in a material risk of loss, sale or forfeiture of the Aircraft or incur the risk of criminal charges and such failure does not continue unremedied for an additional period of 180 days or the end of the Lease term, whichever is the first to occur; (f) the occurrence of certain events of bankruptcy, reorganization or insolvency of Delta or similar events; or (g) except under certain circumstances, if the Aircraft has been registered in any jurisdiction other than the United States and the Lien of the Indenture ceases in such jurisdiction to be a valid first priority perfected lien on the Indenture Estate. (Lease, Section 14)

  If a Lease Event of Default has occurred and is continuing, the Indenture Trustee, as assignee of the Owner Trustee's rights under the Lease, may, subject to certain rights of the Owner Trustee and the Owner Participant under the Indenture, exercise one or more of the remedies provided in the Lease, provided that such exercise may not limit the control of the Aircraft by Delta under the Lease unless at least 30 days' (or such longer period required pursuant to Delta's then existing CRAF Program contracts) written notice has been given to Delta and the appropriate CRAF Program official as specified in the Lease. Those remedies include the right to repossess the Aircraft, to sell the Aircraft free and clear of Delta's rights and to require Delta to pay as liquidated damages any unpaid rent plus an amount equal to the excess of the Stipulated Loss Value of the Aircraft specified in the Lease (an amount which will be sufficient to pay in full the principal of and accrued interest on the Equipment Trust Certificates) over either (i) the fair market value of the Aircraft or (ii) if the Aircraft has been sold, the net sale proceeds. (Lease, Section 15; Indenture, Section 7.02)

THE PARTICIPATION AGREEMENT

  Except as set forth below, the Owner Participant may convey all, but not less than all, of its right, title and interest in the Trust Agreement, the Trust Estate and the Participation Agreement, subject to certain restrictions, including that such conveyance does not violate any provision of the Aviation Act or other law or regulation and that the transferee (i) is a U.S. Citizen and has the power and authority to carry out the contemplated transactions, or, if not a U.S. Citizen, makes certain arrangements such that the Aircraft may be registered in the United States without restrictions on its location, use or operation, (ii) confirms that it will be deemed a party to, and agrees to be bound by the terms applicable to the Owner Participant in, the Participation Agreement and the Trust Agreement, and (iii) is a corporation having a net worth of at least $75,000,000 (a "Permitted Institution"), or is a corporation which is an affiliate of such original Owner Participant, the obligations of which are guaranteed by such original Owner Participant, or is a subsidiary of a Permitted Institution, the obligations of which are guaranteed by such Permitted Institution. In addition to the conditions specified in the preceding sentence, the transferee shall not be an airline or other commercial air carrier (or an affiliate of either thereof) that is in direct competition with Delta. (Participation Agreement, Section 16(a), Trust Agreement, Sections 9.01 and 9.02)

  If there is a merger or consolidation of the Owner Participant and the resulting corporation is an airline or other commercial air carrier (or an affiliate of either thereof) that is in direct competition with Delta and Delta does not approve of the resulting corporation as the transferee of the Owner Participant, Delta may require the Owner Participant or the resulting corporation, as the case may be, to transfer its right, title and interest in the Trust Agreement, the Trust Estate and the Participation Agreement relating to the Aircraft in accordance with the transfer provisions of the Operative Documents. If the Owner Participant or the resulting corporation, as the case may be, does not comply with the transfer requirement within 180 days following notice by Delta, Delta may elect to purchase the Aircraft (Participation Agreement, Section 16(b); Trust Agreement, Section 9.01)

  In connection with any such purchase, Delta is required either (x) to pay any principal of, premium, if any, and interest on the Equipment Trust Certificates or (y) to cause the indebtedness represented by the Equipment Trust Certificates to be a direct and full recourse obligation of Delta secured by a first priority security interest in the Aircraft and certain related collateral. If Delta elects to purchase the Aircraft and to pay the amount equal to the principal of, premium, if any, and interest on the Equipment Trust Certificates, then upon payment to the Owner Trustee of the full purchase price for the Aircraft determined in accordance with the Lease and all other amounts owing to the parties to the Participation Agreement, the Lease and the Lien of the Indenture will terminate. If Delta elects to purchase the Aircraft and to cause the Equipment Trust Certificates to become direct and full recourse obligations of Delta as described in clause (y) of the first sentence of this paragraph, then the Operative Documents will be amended to provide for such assumption by Delta and the release of the Owner Trustee and the Owner Participant from any obligations under such Equipment Trust Certificates, the Indenture and any other Operative Documents, and upon payment to the Owner Trustee of the full purchase price for the Aircraft determined in accordance with the Lease and all other amounts owing to the parties to the Participation Agreement, the Owner Trustee will transfer all of its right, title and interest in and to the Aircraft to Delta. See "Federal Income Tax Consequences" herein and in the Prospectus. (Participation Agreement, Section 16(b))

REGISTRATION OF THE AIRCRAFT

  The Aircraft has been registered under the Aviation Act in the name of the Owner Trustee. Each of the Owner Trustee (in its individual capacity), the Indenture Trustee (in its individual capacity) and Delta has represented and warranted that it is a U.S. Citizen. (Participation Agreement, Sections 7(d) and 16) The Owner Trustee has agreed that if it at any time it is not a U.S. Citizen, it will immediately resign as Owner Trustee, and the Owner Participant then must promptly appoint a U.S. Citizen as successor Owner Trustee. The Owner Participant has represented and warranted that it is a U.S. Citizen. If the Owner Participant ceases to be a U.S. Citizen at a time when such citizenship is necessary for registration of the Aircraft in the United States, it is obligated to either (i) take such action as may be required to maintain the United States registration of the Aircraft and the recordation of the Indenture and the Lease with the FAA, (ii) transfer, in accordance with the Operative Documents, all of its interest in the Aircraft to a U.S. Citizen or (iii) take such other action as may be necessary to prevent Delta or the Indenture Trustee from being adversely affected as a result of such cessation of citizenship. (Participation Agreement, Section 15(g))

                        FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of King & Spalding, tax counsel to Delta, the following discussion accurately modifies and supplements the description of the principal United States federal income tax consequences of ownership and disposition of the Pass Through Certificates set forth in the Prospectus, and should be read in conjunction with the discussion of federal income tax consequences set forth in the Prospectus. This opinion is based on laws, regulations, rulings and decisions in effect as of the date hereof, as well as certain proposed regulations which are not currently effective. Changes to existing law, which could have retroactive effect, may alter the consequences described below. This opinion does not purport to address federal income tax consequences applicable to particular categories of investors, some of which (for example, insurance companies and foreign investors) may be subject to special rules. Persons considering purchasing interests in Pass Through Certificates should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction. The Pass Through Trusts are not indemnified for any federal income taxes that may be imposed upon them, and the imposition of any such taxes on a Pass Through Trust could result in a reduction in the amounts available for distribution to the Certificate Owners of such Pass Through Trust.

ORIGINAL ISSUE DISCOUNT

  The Equipment Trust Certificates will not be issued with original issue discount.

                            CERTAIN NEW YORK TAXES

  The Pass Through Trustee is a New York state banking corporation with its corporate trust office in New York. Powell, Goldstein, Frazer & Murphy, special New York tax counsel for the Pass Through Trustee, has advised Delta that, in its opinion, while it is not free from doubt under currently applicable law, and assuming certain facts with respect to the operations of the Pass Through Trusts that each Pass Through Trust will not be taxable as a corporation for federal income tax purposes, but rather, will be classified as a grantor trust under subpart E, Part I of Subchapter J of the Code, and assuming that each Pass Through Trust does not otherwise engage in business in New York, (i) the Pass Through Trusts should not be subject to any tax (including, without limitation, net or gross income, unincorporated business, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of New York or any political subdivision thereof and (ii) Certificate Owners that are not residents of or otherwise subject to tax in New York should not be subject to any tax (including, without limitation, net or gross income, unincorporated business, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of New York or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate.

  Neither the Pass Through Trusts nor the Certificate Owners will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Pass Through Trust could result in a reduction in the amounts available for distribution to the Certificate Owners of such Pass Through Trust. However, a majority in interest of the Certificate Owners of each Series may remove the Pass Through Trustee from the relevant Pass Through Trust and appoint a successor Pass Through Trustee in another jurisdiction.

  The description under the caption "Certain South Carolina Taxes" in the accompanying Prospectus is inapplicable to the 1996 Pass Through Certificates Series A1 and Series A2.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement relating to the Pass Through Certificates, Delta has agreed to cause each Pass Through Trust to sell to each of the Underwriters named below, and each such Underwriter has severally agreed to purchase, the approximate percentage of the aggregate amount of Pass Through Certificates of each Series, and the aggregate amounts of Pass Through Certificates, set forth below.

                                                     PERCENTAGE    TOTAL AGGREGATE
                                                    OF AGGREGATE   AMOUNT OF PASS
                                                     AMOUNT OF         THROUGH
                      UNDERWRITER                   EACH SERIES     CERTIFICATES
                      -----------                   ------------   ---------------
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated............................         %         $
     Goldman, Sachs & Co. ........................
                                                        ----         -----------
          Total...................................      100%         $
                                                        ====         ===========

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Pass Through Certificates offered thereby to the Underwriters if any Pass Through Certificates are purchased thereunder. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated. Delta has been advised by the Underwriters that the Underwriters propose initially to offer the Pass Through Certificates of each Series to the public at the public offering price for such Series set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of the amounts for the respective Series set forth below. The Underwriters may allow, and such dealers may reallow, a discount to certain other dealers not in excess of the amounts for the respective Series set forth below. After the initial public offering, the public offering prices, concessions and discounts may be changed.

                     SERIES OF PASS                       CONCESSION
                  THROUGH CERTIFICATES                    TO DEALERS   REALLOWANCE
                  --------------------                    ----------   -----------
   Series A1........................................              %           %
   Series A2........................................              %           %

  The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Pass Through Certificates is subject to, among other things, the approval of certain legal matters by counsel and the conditions that no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for such purpose shall have been instituted or threatened by the Securities and Exchange Commission.

  Delta does not intend to apply for the listing of the Pass Through Certificates on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Pass Through Certificates, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Pass Through Certificates, and any such market-making may be discontinued at any time at the sole discretion of each Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Pass Through Certificates.

  The Underwriting Agreement provides that each of Delta and the Underwriters will be responsible for certain expenses related to the offering and Delta will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Underwriters perform investment banking services for Delta in the ordinary course of business.

                     VALIDITY OF PASS THROUGH CERTIFICATES

  The validity of the Pass Through Certificates offered hereby is being passed upon for Delta by King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, and for the Underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. George D. Busbee, of counsel to King & Spalding, is a member of the Board of Directors of Delta. Both King & Spalding and Sullivan & Cromwell may rely on the opinion of Robert S. Harkey, Senior Vice President-- General Counsel & Secretary of Delta, as to Delta's authorization, execution and delivery of the Pass Through Agreement and each Series Supplement, and on the opinion of Powell, Goldstein, Frazer & Murphy, counsel for The Bank of New York, individually and as Pass Through Trustee, as to the authorization, execution and delivery of the Pass Through Agreement, each Series Supplement and the Pass Through Certificates by The Bank of New York.

                                    EXPERTS

  The consolidated financial statements and schedules of Delta included or incorporated by reference in Delta's Annual Report on Form 10-K for the year ended June 30, 1995 and incorporated by reference herein, have been audited by Arthur Andersen LLP. (formerly Arthur Andersen & Co.), independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  With respect to the unaudited interim financial information included in Delta's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, and December 31, 1995, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act.

                           GLOSSARY OF CERTAIN TERMS

  The following is a glossary of certain terms used in this Prospectus Supplement. The definitions of terms used in this glossary that are also used in the Pass Through Agreement, Series Supplements, Indenture, Lease, Trust Agreement or Participation Agreement are qualified in their entirety by reference to the definitions of such terms contained therein.

  "Aircraft" means the McDonnell Douglas MD-11 aircraft including the Engines relating thereto, leased by the Owner Trustee to Delta pursuant to the Lease.

  "Aviation Act" means Subtitle VII of Title 49 of the United States Code.

  "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended from time to time, or any successor statute or provision.

  "Basic Rent" means, for the Aircraft, the amount payable by Delta under the Lease on any scheduled payment date under the Lease, which amount will always be at least sufficient to pay in full, as of each such payment date, the aggregate principal amount of due and unpaid installments on the Equipment Trust Certificates outstanding as of such payment date, together with the accrued and unpaid interest thereon.

  "Business Day" means any day other than a Saturday, a Sunday, or other day on which banking institutions in the States of New York, Delaware or Georgia are authorized or required by law to close.

  "Certificate Owner" means, for any Pass Through Trust, any person acquiring an interest in any Pass Through Certificate issued by such Pass Through Trust.

  "Certificateholder" means, for any Pass Through Trust, the registered holder of any Pass Through Certificate issued by such Pass Through Trust.

  "Code" means the United States Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Engine" means each of three Pratt & Whitney PW4460 engines.

  "Equipment Trust Certificates" means the equipment trust certificates issued on a nonrecourse basis by the Owner Trustee and authenticated by the Indenture Trustee under the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

  "Event of Default" means the occurrence and continuance of an Indenture Event of Default.

  "Event of Loss" means each of the events designated as such in the Lease. For a description of certain events constituting an Event of Loss, see "Description of the Equipment Trust Certificates -- The Lease --Events of Loss."

  "Indenture" means the trust indenture and security agreement between the Owner Trustee and the Indenture Trustee, under which the Owner Trustee will issue Equipment Trust Certificates relating to the Aircraft, as such trust indenture and security agreement may from time to time be amended or supplemented.

  "Indenture Default" means an Indenture Event of Default or an event or condition that, with the giving of notice or the lapse of time or both, would become an Indenture Event of Default.

  "Indenture Event of Default" means each of the events designated as an event of default in the Indenture. For a description of certain events constituting Indenture Events of Default, see "Description of the Equipment Trust Certificates -- Events of Default, Notice and Waiver."

  "Indenture Trustee" means The Bank of New York, a New York State banking corporation, in its capacity as indenture trustee under the Indenture, and any successor thereunder.

  "Lease" means the lease agreement between the Owner Trustee and Delta, pursuant to which Delta leased the Aircraft from the Owner Trustee, as such lease agreement may from time to time be amended or supplemented.

  "Lease Event of Default" means each of the events designated as an event of default in the Lease. For a description of certain events constituting Lease Events of Default, see "Description of the Equipment Trust Certificates -- The Lease -- Lease Events of Default."

  "Lien" means any mortgage, pledge, lien, charge, claim, encumbrance, lease or security interest.

  "Operative Documents" means the Pass Through Agreement, Lease, Indenture, Participation Agreement, Trust Agreement and other related documents defined as such in the Lease.

  "Outstanding" means any Equipment Trust Certificates defined as "Outstanding" under the Indenture.

  "Owner Participant" means the owner participant for whose benefit the Owner Trustee owns the Aircraft and its successors and permitted assigns.

  "Owner Trust" means the owner trust created pursuant to the Trust Agreement for the benefit of the Owner Participant named therein.

  "Owner Trustee" means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as trustee of the Owner Trust, and its successors and assigns.

  "Participation Agreement" means the agreement among Delta, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee and the Owner Participant that is defined as the "Participation Agreement" in the Indenture and pursuant to which the Pass Through Trustee agrees to purchase from the Owner Trustee the Equipment Trust Certificates.

  "Pass Through Agreement" means the Pass Through Trust Agreement dated as of August 1, 1992 between Delta and the Pass Through Trustee, in accordance with which the Pass Through Trusts will be formed pursuant to the Series Supplements.

  "Pass Through Certificates" means the Delta Air Lines 1996 Pass Through Certificates, Series A1, and the Delta Air Lines 1996 Pass Through Certificates, Series A2, to be issued by the Pass Through Trustee pursuant to the Pass Through Agreement and the related Series Supplements and which represent the fractional undivided interests in the related Pass Through Trusts.

  "Pass Through Trust" means Delta Air Lines Pass Through Trust, 1996-A1, and Delta Air Lines Pass Through Trust, 1996-A2, each to be formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement.

  "Pass Through Trustee" means The Bank of New York, in its capacity as successor Pass Through Trustee under each Pass Through Trust, and its successors and assigns as Pass Through Trustee thereunder.

  "Pool Balance" means, for any Pass Through Trust, as of any date of determination the aggregate unpaid principal amount of the Equipment Trust Certificate that constitutes Trust Property of such Pass Through Trust on such date plus the amount of the principal payments on such Equipment Trust Certificate held by the Pass Through Trustee and not yet distributed plus the amount of any moneys transferred to Delta and deposited in the related Cash Collateral Account (other than earnings thereon and without giving effect to any losses on investments thereof). The Pool Balance as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on such Equipment Trust Certificate and the distribution thereof being made on that date.

  "Pool Factor" means, for any Pass Through Trust, as of any date of determination the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the aggregate original amount of the Pass Through Certificates of the related Series. The Pool Factor as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on such Equipment Trust Certificate and the distribution thereof being made on that date.

  "Recapture Period" means the period beginning on April 12, 1994 and ending on September 30, 2001 or such longer period over which the Owner Participant may be required to claim depreciation deductions for federal income tax purposes under certain circumstances.

  "Regular Distribution Date" means, for each Pass Through Trust, April 11 and October 11 of each year, commencing April 11, 1996.

  "Scheduled Payment" means any payment of interest on or principal of and interest on any Equipment Trust Certificate that constitutes Trust Property thereof, scheduled to be received by the Pass Through Trustee on a Regular Distribution Date.

  "Series" means Delta Air Lines 1996 Pass Through Certificates, Series A1, and Delta Air Lines 1996 Pass Through Certificates, Series A2.

  "Series Supplement" means each of Series Supplement 1996-A1 and Series Supplement 1996-A2 between Delta and the Pass Through Trustee, in each case pursuant to which the related Pass Through Trust will be formed in accordance with the Pass Through Agreement and the related Series of Pass Through Certificates will be issued.

  "Special Distribution Date" means the date on which a Special Payment is scheduled to be distributed, which date will be the 11th day of a month.

  "Special Payments" means, for any Pass Through Trust, any (a) payments other than Scheduled Payments, received by the Pass Through Trustee on the Equipment Trust Certificate held in such Pass Through Trust, including payments received for the redemption thereof in connection with the events specified herein (and payments upon the unavailability of Trust Property), (b) following a default in respect to such Equipment Trust Certificate, any proceeds received upon the sale of such Equipment Trust Certificate by the Pass Through Trustee or (c) any payment by Delta representing interest that would have accrued on such Equipment Trust Certificate that was to have been purchased on a delayed basis (as described in the Prospectus under "Description of the Pass Through Certificates--Delayed Purchase").

  "Stipulated Loss Value" means, for the Aircraft, the amount required to be received by the Owner Trustee under the Lease following the occurrence of certain Events of Loss under the Lease, which amount shall in all circumstances be at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Equipment Trust Certificates outstanding on such date of payment and the accrued and unpaid interest thereon to the date of payment.

  "Termination Value" means the amount required to be received by the Owner Trustee under the Lease following certain early terminations of the Lease, which amount shall in all circumstances be at least sufficient to pay in full, as of the date of payment thereof, the aggregate unpaid principal amount of the Equipment Trust Certificates outstanding on such date of payment and the accrued and unpaid interest thereon to the date of payment.

  "Trust Agreement" means the trust agreement between the Owner Trustee and the Owner Participant, pursuant to which a trust is created for the benefit of the Owner Participant, as the trust agreement may from time to time be amended or supplemented.

  "Trust Property" means, for any Pass Through Trust, all money, instruments, including the related Equipment Trust Certificate, and other property held as the property of such Pass Through Trust, including all distributions thereon and proceeds thereof.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DELTA OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE PASS THROUGH CERTIFICATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF DELTA SINCE THE DATE HEREOF.

                             --------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Prospectus Summary.........................................................  S-3
Diagram of Payments........................................................  S-7
The Company................................................................  S-8
Use of Proceeds............................................................  S-8
Capitalization.............................................................  S-9
Selected Financial and Operating Information............................... S-10
Recent Results and Developments............................................ S-11
Description of the Pass Through Certificates............................... S-18
Description of the Equipment Trust Certificates............................ S-20
Federal Income Tax Consequences............................................ S-35
Certain New York Taxes..................................................... S-35
Underwriting............................................................... S-36
Validity of Pass Through Certificates...................................... S-37
Experts.................................................................... S-37
Glossary of Certain Terms..................................................  A-1
                                  PROSPECTUS
Available Information......................................................    2
Reports to Pass Through Certificateholders.................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Capitalization.............................................................    3
Selected Financial and Operating Information...............................    4
Recent Results and Developments............................................    5
Outline of Pass Through Trust Structure....................................   16
Use of Proceeds............................................................   16
Description of the Pass Through Certificates...............................   17
Description of the Equipment Trust Certificates............................   29
Federal Income Tax Consequences............................................   33
Certain South Carolina Taxes...............................................   35
ERISA Considerations.......................................................   36
Plan of Distribution.......................................................   36
Validity of Pass Through Certificates......................................   37
Experts....................................................................   37

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $
                      [DELTA AIRLINES LOGO APPEARS HERE]


  $           1996 PASS THROUGH CERTIFICATES, SERIES A1 $           1996 PASS
                        THROUGH CERTIFICATES, SERIES A2

                              ------------------
                             PROSPECTUS SUPPLEMENT
                              ------------------

                              MERRILL LYNCH & CO.

                             GOLDMAN, SACHS & CO.

                               FEBRUARY  , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------